EXHIBIT 10.1
LEASE AGREEMENT
FOR PREMISES LOCATED AT
1351 SOUTH SUNSET, SUITE A,
LONGMONT, COLORADO
BETWEEN
DOT HILL SYSTEMS CORP.
AS TENANT
AND
CIRCLE CAPITAL LONGMONT LLC
AS LANDLORD

TABLE OF CONTENTS
LEASE

1.	PRINCIPAL TERMS.
2.	PREMISES LEASED; DESCRIPTION
3.	PRESENT CONDITION OF PROPERTY
4.	TERM
5.	RENT
6.	TAXES — REAL PROPERTY — PAID BY TENANT — PROTEST
7.	TAXES — TENANT’S PERSONAL PROPERTY — PAID BY TENANT
8.	UTILITIES AND SECURITY SERVICES
9.	HOLDING OVER
10.	ALTERATION — CHANGES AND ADDITIONS — RESPONSIBILITY — NO HOLES IN ROOF — NO NEW EQUIPMENT ON ROOF
11.	MECHANIC’S LIENS
12.	UNIFORM SIGNS; NO “FOR RENT” SIGNS
13.	MAINTENANCE AND REPAIRS OF THE BUILDING; LANDLORD NOT LIABLE FOR DAMAGE TO CONTENTS
14.	CONDITION UPON SURRENDER — RETURN OF KEYS
15.	STORAGE OUTSIDE THE BUILDING; NO WASTE, NO NUISANCE; COMPLIANCE WITH LAWS; FUTURE RULES AND REGULATIONS
16.	LIABILITY FOR OVERLOAD
17.	INSURANCE
18.	FIRE REGULATIONS — TENANT RESPONSIBILITY
19.	REPLACEMENT OF BUILDING — CASUALTY DAMAGE
20.	ENVIRONMENTAL MATTERS
21.	ENTRY BY LANDLORD
22.	DEFAULT — REMEDIES BY LANDLORD
23.	OMITTED
24.	LEGAL PROCEEDINGS AGAINST TENANT BY THIRD PARTIES; TENANT TO PAY LANDLORD’S FEES
25.	INDEMNIFICATION BY TENANT AND BY LANDLORD
26.	ASSIGNMENT OR SUBLETTING
27.	LANDLORD’S WARRANTY OF TITLE; QUIET ENJOYMENT
28.	ADDITIONAL DEVELOPMENT OF PROPERTY — RIGHTS OF LANDLORD
29.	GOVERNMENTAL ACQUISITION OF THE PREMISES
30.	SUBORDINATION OF THE LEASEHOLD TO MORTGAGES
31.	MEMORANDUM OF LEASE — CONFIDENTIALITY
32.	NO WAIVER OF BREACH; ACCEPTANCE OF PARTIAL PAYMENTS OF RENT
33.	CONTROLLING LAW; PARTIAL INVALIDITY; MODIFICATIONS OR EXTENSIONS.
34.	INUREMENTS
35.	TIME

36.	ADDRESSES; EMPLOYER IDENTIFICATION NUMBERS; METHOD OF GIVING NOTICE
37.	DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS
38.	ADDITIONAL PROVISIONS
38.1 Brokers
38.2 Parking
38.3. Substitute Premises (intentionally deleted)
38.4 Transfer by Landlord
38.5 No Merger
38.6 Common Area Use.
38.7 Construction
38.8 Section And Paragraph Headings; Grammar.
38.9 Severability
38.10 Acceptance of Keys, Rent or Surrender
38.11 Building Name and Size
38.12 Diminution of View
38.13 Lender’s Requirements
38.14 Effectiveness
38.15 Survival
38.16 Authority for Action
38.17. Counterparts
38.18 Option to Expand
38.19 Option to Expand — New Construction
38.20 Right of Refusal
38.21 Termination Option
38.22 Option to Extend
39.	OBLIGATIONS OF INDEMNITEE

LEASE
     THIS LEASE, made and entered into this 12 day of April, 2007 (this “Lease”), by and between CIRCLE CAPITAL LONGMONT LLC, a Delaware limited liability company, hereinafter referred to as “Landlord,” and DOT HILL SYSTEMS CORP., a Delaware corporation hereinafter referred to as “Tenant.”
WITNESSETH:
     In consideration of the covenants, terms, conditions, agreements, and payments as hereinafter set forth, the parties hereto covenant and agree as follows:
     1. PRINCIPAL TERMS. Capitalized terms, first appearing in quotations in this Section, elsewhere in the Lease or any Exhibits, are definitions of such terms as used in this Lease and Exhibits and shall have the defined meaning whenever used. Any Addenda and/or Exhibits referred to herein and attached hereto are incorporated herein by reference.

1.1	Building:	the building having an address of 1351 South Sunset, in the City of Longmont, County of Boulder, State of Colorado, consisting of approximately 58,064 rentable square feet of space

1.2	Premises:	approximately 44,331 rentable square feet located in Suite A plus any Expansion Space or Construction Premises as those terms are defined herein upon exercise of the Expansion Option or Construction Option, as applicable.

1.3	Initial Term:	65 whole calendar months

1.4	Commencement Date:	The Commencement Date shall be the first to occur of: (a) the date Tenant begins operating its business from all or any portion of the Premises; (b) the date of substantial completion of the Tenant Improvements, and the securing of all permits or other documentation required by Tenant to legally operate its business from the Premises; or (c) September 15, 2007.

1.5	Expiration Date:	Last day of the 65th whole calendar month following the Commencement Date

1.6	Base Rent:

Period	Annually/RSF		Monthly
Months 1 – 5	$8.50	*	$31,401.13	*
Months 6 – 12	$8.50		$31,401.13
Months 13 -24	$8.76		$32,361.63
Months 25 – 36	$9.02		$33,322.14
Months 37 – 48	$9.29		$34,319.58
Months 59 - 65	$9.57		$35,353.97

*	Subject to the Abated Rent Period defined in Section 5.6

1.7	Tenant Improvements:	The Tenant Improvements shall be completed in accordance with the Work Letter attached as Exhibit B.

1.8	TI Allowance:	$664,965.00 (based on $15.00 per rentable square foot of the Premises) (the “TI Allowance”) as more particularly provided in Section 4.2 hereof

1.9	Operating Expenses:	Initial Estimate of Operating Expenses: $2.81 per square foot of the Building Initial Estimated Payment: $10,380.84 per month Tenant’s Share: 76.35%

1.10	Deposit:	$83,563.94

1.11	Permitted Use:	General office use, research and development and any other lawful purpose

1.12		Intentionally Omitted

1.13	Landlord’s Notice Address:	4600 South Ulster Street, Suite 590
Denver, CO 80237

	Landlord’s Fax Number:	(303) 565-2745

1.14	Rent Payment Address:	Compass Bank
P.O. Box 22056
Tempe, AZ 85285-2056
Depository Account #2503608955.

1.15	Landlord’s Tax I.D.:	20-2662078

1.16	Tenant’s Notice Address:

	Pre-commencement Address:	2200 Faraday Avenue, Suite 100
Carlsbad, CA 92008

	Post-commencement Address:	1351 South Sunset, Suite A
Longmont, CO 80501

	Tenant’s Fax Number:	760-931-5527

1.17	Tenant’s Tax I.D.:	13-3460176

1.18	Landlord’s Broker:	Dean Callan & Company, Inc. and Frederick Ross Company

1.19	Cooperating Broker:	Studley

1.20	Parking:	191 surface parking spaces at the Commencement Date (based on a ratio of 4.31 surface parking spaces per 1,000 square feet of rentable floor area leased), subject to adjustment on the ratio set forth above in the event of any increase in the size of the rentable floor area of the Premises pursuant to the terms of this Lease

1.21	Attachments:	[check if applicable]
☐ Addendum
☑ Exhibit A-1: Building
☑ Exhibit A-2: Premises
☑ Exhibit B: Tenant Improvements — Tenant Constructs
☑ Exhibit C: Commencement Date Agreement
☑ Exhibit D: Furniture
     2. PREMISES LEASED; DESCRIPTION. Landlord hereby leases unto Tenant the Premises which is a part of the Building, a more detailed description of which is described on Exhibit A-1. A floorplan showing the location of the Premises within the Building is attached as Exhibit A-2. The leasing of the Premises is made according to the terms of this Lease; together with all appurtenances thereto, and all fixtures attached thereto, in present condition, and together with nonexclusive reasonable access across any other land owned by Landlord as may be required for use of the Premises by Tenant, with such access to be on such roadways, sidewalks, and other common areas of which the Premises are a part, or of any such adjacent lands owned by Landlord, as Landlord may from time to time designate.
     3. PRESENT CONDITION OF PROPERTY.
          3.1 Representations of Landlord. Landlord represents the following with respect to the Building and the Premises: (a) that the Lease is a valid and binding obligation of the Landlord, enforceable in accordance with its terms; (b) the representations related to the condition of the Premises as set forth in Section 8.1 including those regarding the HVAC units, and the Building’s systems including roof, plumbing, electrical and mechanical shall be true and correct on the date Landlord delivers the Premises to Tenant; and (c) Landlord has not received written notice of any outstanding violation of applicable laws related to the Building. Other than the foregoing, Tenant has examined and accepts the Building, improvements, and any fixtures on the Premises in its present condition, subject to the construction of Tenant Improvements as detailed on the plans and specifications attached as Exhibit B, attached hereto and made a part hereof by reference. Except as specifically set forth herein, no representation, statement, or warranty, express or implied, has been made by or on behalf of Landlord as to the condition of the Premises, or as to the use that may be made of same. Except as set forth herein and for breaches of representations or warranties made herein, in no event shall Landlord be liable for any defect in the Premises or its contents or for any limitation on the use of the Premises.
          3.2 Upgrades. Landlord shall perform the upgrades referenced in Section 13 of the Lease.
     4. TERM.
          4.1 Initial Term. The Initial Term of the Lease commences at 12:01 a.m. on the Commencement Date and terminates at 12:00 midnight on the Expiration Date. The Initial Term, together with any extensions or renewals thereof, plus any partial month prior to the Initial Term is herein referred to as the “Term.” The Commencement Date of the Initial Term as set forth in Section 1 shall be subject to those adjustments of the Commencement Date, if any, set forth in Section 4.2 which relate to the performance of construction on the Premises.
          4.2 Tenant Improvement Construction. The construction of the Tenant Improvements shall be accomplished in accordance with the Work Letter attached hereto as Exhibit B and the Commencement Date shall be as set forth in Section 1.4 hereof.
               4.2.1 Tenant Improvements Allowance. Landlord shall provide Tenant an allowance for the costs of the Tenant Improvements up to the amount of the TI Allowance defined in Section 1.8 hereof. The TI Allowance shall be paid by Landlord subject to and in accordance with the provisions of Exhibit B. Tenant shall be responsible for and shall pay any costs of the Tenant Improvements in excess of the TI Allowance in accordance with Exhibit B. The TI Allowance is to be expended solely for the benefit of Landlord and for Tenant to hire an architect/space planner; that is, the TI Allowance will be expended only to pay for design, engineering, installation, and construction of the Tenant Improvements which under the Lease becomes the property of Landlord upon installation, as well as for an architect/space planer to provide services including space planning, overall design coordination and construction administration. The TI Allowance shall not be used for movable furniture, equipment, cabling, and trade fixtures not physically attached to the Premises except as set forth below. Notwithstanding the foregoing, Tenant shall, however, have the right to use an amount of the TI Allowance (and not in addition to the TI Allowance) not to exceed $5.00 per rentable square foot of the Premises (“Soft Cost Allowance”) for Tenant’s moving expenses of any kind or nature to move into the initial Premises, and the purchase and installation of data/telecommunications cabling and equipment and furniture, including the Furniture as defined below, fixtures and data equipment of which, although purchased from funds from the TI Allowance, Tenant shall remain the owner. Tenant acknowledges that certain furniture is currently located in the Premises which is owned by a prior tenant of the Premises, which furniture is described on Exhibit D attached hereto (“Furniture”). In the event Tenant purchases all or any portion of the Furniture from the prior tenant, the Soft Cost Allowance may be used for such purchase. All costs of the Tenant Improvements in excess of the TI Allowance shall be at Tenant’s expense and shall be payable in accordance with the provisions of Exhibit B. Notwithstanding anything to the contrary contained herein or in Exhibit B, to the extent the costs of the Tenant Improvements in the initial Premises exceed the TI Allowance (“Excess TI Costs”), Tenant shall have the right to elect to have Landlord fund up to $221,655.00 of such Excess TI Costs and Tenant shall pay such funded amount of the Excess TI Costs (“Funded Excess TI Costs”) to Landlord as additional rent under the Lease in 65 equal monthly installments over the Initial Term (including the Abated Rent Period), calculated by amortizing the Funded Excess TI Costs over 65 months, plus interest at a rate of 8% per annum.
          4.3 Landlord Obligation for Initial Space Plan. Landlord shall, at its own cost and expense, fund the cost of an initial space plan and one revision up to ten cents ($0.10) per rentable square feet. Said plan shall be completed by Tenant’s architect, or Landlord’s architect, in Tenant’s sole discretion.
          4.4 Commencement Agreement. As soon as the Term commences, Landlord and Tenant agree to execute a commencement agreement in the form attached as Exhibit C hereto, setting forth the Commencement Date and Expiration Date.
          4.5 Acceptance of Condition of Premises and Building. Provided that the Premises and Building are physically vacant (but for any occupancy on behalf of Tenant), Tenant shall have from May 1, 2007 through and including May 8, 2007 to conduct, or have conducted, an inspection of the Premises and Building. If Tenant finds that the condition of the Premises or Building does not comply with Landlord’s obligations, representations or warranties as per this Lease, Tenant shall send notice to Landlord of such non-compliance by midnight on May 11, 2007. Provided Tenant had the opportunity to inspect as set forth herein, Tenant’s failure to timely send such notice shall be conclusive evidence that the Premises are in the condition agreed between Landlord and Tenant. In the event that the Premises or Building are not available to Tenant for inspection due to the occupancy of the Premises or Building by another entity or otherwise, the parties will agree upon another time period of identical length during which the Premises are vacant and Tenant is able to conduct an inspection, and the provisions of this paragraph will apply similarly to such time period.
     5. RENT. All amounts, including Base Rent or any additional Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as “Rent.” Tenant shall pay Rent to Landlord as follows:
          5.1 Base Rent. Subject to the provisions below, commencing on the Delivery Date and on the first day of each month thereafter, Tenant shall pay minimum Base Rent in the amount stated in Section 1.6, in advance without notice. Rent shall be paid without set off, abatement (except as otherwise specifically provided in Section 5.6), or diminution, at the address set forth in Section 1.14, or at such other place as Landlord from time to time designates in writing.
          5.2 Operating Expenses. Tenant shall pay to Landlord as additional Rent during the Term hereof, in addition to the Base Rent, Tenant’s Share, as hereinafter defined, of the Operating Expenses, as hereinafter defined, for each year of the Term. Tenant’s Share of Operating Expenses shall be payable in accordance with the following provisions:
               5.2.1 “Tenant’s Share” is defined, for purposes of this Lease, to be the percentage as set forth in Section 1.9 hereof, which percentage is determined by dividing the approximate square footage of the Premises by the total approximate square footage of the space contained in the entire Building, as such square footages are set forth in Section 1 hereof. It is understood and agreed that Tenant’s Share is subject to revision in the event the actual size of the Building is increased or decreased by Landlord, as provided for herein
               5.2.2 “Operating Expenses” is defined, for purposes of this Lease, to include all reasonable costs incurred by Landlord for or in connection with the ownership, management, operation, maintenance and repair of the Building as is necessary to keep the Building in a safe and good order and condition including as is required by all applicable laws and regulations, but excluding any costs that Landlord is responsible for at Landlord’s sole cost and expense, without reimbursement from Tenant, to the extent expressly so stated in this Lease. Operating Expenses shall be calculated in accordance with generally accepted accounting principles consistently applied. Operating Expenses may include but are not limited to, the following:
                    (1) The maintenance and repair of common areas, if any;
                    (2) The maintenance and repair, including striping and sealing where applicable, of parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, stairways, parkways and driveways, excluding any costs that Landlord is responsible for at Landlord’s sole cost and expense, without reimbursement from Tenant, to the extent expressly so stated in this Lease;
                    (3) Snow removal (Landlord is responsible for snow removal of more than 2”);
                    (4) The preventative maintenance and repair of all heating, air conditioning, plumbing, electrical systems, life safety equipment (including fire detection and suppression systems), locks and security systems, telecommunication and other equipment used in common by, or for the benefit of Tenant, tenants or occupants of the Building;
                    (5) The maintenance, repair and replacement of all landscaped areas, including irrigation systems and fences;
                    (6) Window washing and the maintenance and repair of parking lot lighting;
                    (7) The preventative maintenance and repair of Building exteriors (including roofs) and any other publicly mandated services to the Building, but excluding any costs that Landlord is responsible for at Landlord’s sole cost and expense, without reimbursement from Tenant, to the extent expressly so stated in this Lease;
                    (8) The cost of all utilities including water, sewer, gas, and electricity, except for those utilities separately metered and paid for by Tenant or tenants;
                    (9) Reasonable and customary management fees (not to exceed 4% of the gross rental for the Building) and all costs incurred in the maintenance and/or cleaning of the Building or Premises except those janitorial services separately contracted and paid for by Tenant or tenants;
                    (10) All real property taxes and assessments levied against the Building or land by any governmental or quasi-governmental authority or under any covenants, declarations, easements or restrictions (collectively referred to herein as “Taxes”). Taxes are computed on an accrual basis based on the year in which they are levied; and
                    (11) Insurance premiums for the Building, including property damage coverage, together with loss of rent endorsement; the part of any claim paid under the deductible portion of any insurance policy carried by Landlord; public liability insurance; and any other insurance carried by Landlord on any component parts of the Building.

Operating Expenses shall specifically not include:
                    (a) The costs of replacements of equipment or improvements that are considered capital items under Generally Accepted Accounting Principles (“GAAP”);
                    (b) The costs of alterations of tenant spaces or other capital expenditures except for such costs, as reasonably amortized by Landlord, where one of the purposes of such capital expenditure was to improve Building operating efficiency resulting in cost savings to the Tenant;
                    (c) Any principal and interest payments on mortgages and other mortgage related expenses;
                    (d) Leasing commissions or other related leasing expenses;
                    (e) Any expenses paid by any Tenant directly to third parties, or as to which Landlord is otherwise reimbursed by any third party, other tenant or tenants, or by insurance proceeds;
                    (f) Any expenses paid by Landlord to comply with those portions of the Americans with Disabilities Act in effect on the date of this Lease and specifically related to ingress and egress to the Building, restrooms and elevators; and
                    (g) Any expenses paid by Landlord to comply with its obligations for Hazardous Materials as set forth in Section 20 of this Lease.
The Operating Expenses for the first and last years of the Term shall be prorated according to that portion of such year as to which Tenant is responsible for a share of such expenses. Certain items of maintenance (such as landscape maintenance and snow removal) are performed by Landlord on numerous areas owned and/or maintained by Landlord, in addition to the Premises, and the cost thereof cannot be precisely ascribed to the Premises. As to such services which are performed on areas in addition to the Premises, the cost for all areas so serviced shall be allocated to the Premises in proportion to the square feet of building floor space in the Premises compared to the square feet of building floor space in the entire area to which such services are provided. Landlord shall keep reasonable records of such cost. The Operating Expense categories may, in Landlord’s discretion, include the following: fire alarm; HVAC; insurance; taxes; maintenance; property management fee and security services (“Operating Expense Categories”). Other than expenses appropriately included in one of the foregoing Operating Expense Categories, there shall be no other expenses included in Operating Expenses during the Term. Notwithstanding anything to the contrary herein, for the purposes of calculating Tenant’s Share of Operating Expenses, “Controlled Expenses” (hereafter defined) will not exceed the “Maximum Controlled Expenses” (hereafter defined). “Controlled Expenses” means all Operating Expenses except those attributable to Taxes, costs of insurance, including, without limitation, liability insurance, casualty insurance and worker’s compensation insurance, costs of utilities, costs of security, and costs of compliance with laws as provided in Section 5.2.2. If Landlord manages the Building the management fees included within Operating Expenses are a Controlled Expense. “Maximum Controlled Expenses” shall mean: (a) for calendar year 2007, the full amount of the actual expenses for Controlled Expenses as determined in accordance with the foregoing provisions; (b) for calendar year 2008 and each calendar year thereafter, the prior calendar year’s Maximum Controlled Expenses multiplied by 1.05. The limitations described above are a limitation only on the calculation and passthrough to Tenant of Tenant’s Share of Operating Expenses and such limitation does not prohibit Landlord from spending amounts in excess thereof.
               5.2.3 Operating Expenses for the calendar year in which the Term commenced have been estimated (the “Initial Estimate”) and such Initial Estimate is set forth in Section 1.9 of this Lease. Until notice is given by Landlord of a change in such estimate, Tenant shall make estimated monthly payments in the amount last advised by Landlord; the amount of such estimate that Tenant is obligated to pay as of the commencement of Tenant’s obligations under this Lease as Tenant’s Share of Operating Expenses is set forth as the Initial Estimated Payment in Section 1.9 of this Lease. Landlord shall deliver to Tenant within sixty (60) days after the expiration of each calendar year a reasonably detailed statement showing Tenant’s Share of the actual Operating Expense incurred during such year (“Reconciliation Statement”). If Tenant’s payments under this Section during said subsequent year exceed Tenant’s Share as indicated on said statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant’s Share of Operating Expenses next falling due. If Tenant’s payments under this Section during said subsequent year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after Tenant’s receipt of said statement. During any periods of adjustments and prior to receipt of Landlord’s statement, Tenant shall continue to pay Landlord the amount of the estimated payment for the prior calendar year and a retroactive adjustment, if applicable, shall be made after Tenant’s receipt of the statement which sets forth the new estimated payment. Landlord and Tenant shall forthwith adjust between them any balance determined to exist with respect to that portion of the last year for which Tenant is responsible as to Operating Expenses, notwithstanding that the Term may have terminated before the end of such year and such obligation shall survive the expiration or earlier termination of this Lease. If Tenant disputes an adjustment submitted by Landlord or a proposed increase or decrease in the estimated payment, Tenant shall give Landlord notice of such dispute within 30 days after Tenant’s receipt of the adjustment. If Tenant does not give Landlord timely notice, Tenant waives its right to dispute the particular adjustment. If Tenant timely objects, Tenant may engage its own certified public accountants (“Tenant’s Accountants”) to verify the accuracy of the statement complained of or the reasonableness of the estimated increase or decrease. Tenant’s Accountants shall enter into a confidentiality agreement satisfactory to Landlord. If Tenant’s Accountants determine that an error has been made, Landlord’s accountants and Tenant’s Accountants shall endeavor to agree upon the matter, failing which such matter shall be submitted to an independent certified public accountant mutually agreed upon by both parties, for a determination which will be conclusive and binding upon Landlord and Tenant. Except as set forth in 5.2.4 below, all costs incurred by Tenant for Tenant’s Accountants shall be paid for by Tenant. Notwithstanding the pendency of any dispute, Tenant shall continue to pay Landlord the amount of the estimated payment as set forth in Section 1.9 until the adjustment has been determined to be incorrect. If it is determined that any portion of the Operating Expenses were not properly chargeable to Tenant, then Landlord shall promptly credit or refund the appropriate sum to Tenant.
               5.2.4 Tenant shall have the right in its sole and absolute discretion, but not the duty, to inspect and audit Landlord’s records concerning Operating Expenses at any reasonable time upon twenty (20) days prior written notice to determine Landlord’s compliance with the terms of Section 5.2 of this Lease. To exercise such audit right, Tenant shall deliver its written notice to Landlord within ninety (90) days after the date of Tenant’s receipt of Landlord’s Reconciliation Statement and such audit shall be performed by an independent non-contingency based accountant and shall be limited to the Operating Expenses set forth on such Reconciliation Statement and shall not relate to prior year’s Operating Expenses. If such audit determines that Landlord has overcharged Tenant by more than five percent (5%), then Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant for such audit, otherwise the audit expenses shall be made at the sole cost and expense of Tenant. If the audit determines that Tenant has paid more than Tenant’s Share of Operating Expenses, Landlord shall credit Tenant’s next ensuing payments of Operating Expenses with the overcharge until offset in full. If the audit determines that Tenant has underpaid Tenant’s Share of Operating Expenses, Tenant shall pay such deficiency within 30 days after completion of the audit. The results of the audit shall be kept confidential by Tenant except for prompt delivery of a copy thereof to Landlord and except to the extent the audit must be disclosed by Tenant in order to enforce its rights under this Lease.
          5.3 Late Charges. Tenant will pay a late charge equal to five percent (5%) of any monthly Base Rent payment or other payment not paid when due, which payment shall be in addition to any interest elsewhere provided for.
          5.4 Security Deposit. Tenant has deposited and will keep on deposit at all times during the Term with Landlord the Deposit as security for the payment and performance of Tenant’s obligations under this Lease, including but not limited to payment of all Rent due under the terms hereof. Landlord shall not owe Tenant any interest on the Deposit. At Landlord’s election, deductions may be made by Landlord from the amount so retained for the reasonable cost of repairs to the Premises which should have been performed by Tenant, for any Base Rent, additional Rent payment or any other sum delinquent under the terms hereof, and for any sum used by Landlord in any manner to cure any default in the performance of Tenant under the terms of this Lease. In the event deductions are so made during the Term, upon notice by Landlord, Tenant shall redeposit such amounts so expended so as to maintain the Deposit in the amount as herein provided for, within 10 days after receipt of such written demand from Landlord. Nothing herein contained shall limit the liability of Tenant as to any repairs or maintenance of the Premises; and nothing herein shall limit the obligation of Tenant promptly to pay all sums otherwise due under this Lease and to comply with all the terms and conditions hereof. If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is then the holder of Tenant’s interest in this Lease, without interest, within 60 days after full performance of this Lease by Tenant.
          5.5 Proration of Rent for Partial Months. If the Term begins on other than the first day of a month, Base Rent and additional Rent from such date until the first day of the next succeeding calendar month shall be prorated on the basis of the actual number of days in such calendar month and shall be payable in advance. If the Term terminates on other than the last day of the calendar month, Rent from the first day of such calendar month until such termination date shall be prorated on the basis of the actual number of days in such month, and shall be payable in advance.
          5.6 Abated Rent Period. Notwithstanding anything to the contrary contained herein, so long as there is no event of default by Tenant, Tenant may occupy the Premises without payment of Base Rent and Additional Rent for a 5-month period commencing on the date Tenant’s obligation to pay Base Rent and Additional Rent would otherwise commence in accordance with the Lease and terminating five months from such date (the “Abated Rent Period”). Rents payable hereunder are allocable to, and will be accrued by the parties during, their fiscal periods in which the same is actually paid. No portion of the Base Rent or Additional Rent paid by Tenant during periods after the expiration of the Abated Rent Period will be allocated to such Abated Rent Period, nor is such Base Rent or Additional Rent intended to be allocable to the Abated Rent Period. If the Lease is terminated by Landlord due to an event of Tenant’s default hereunder, all Rent abated hereunder shall become immediately due from Tenant.
     6. TAXES — REAL PROPERTY — PAID BY TENANT — PROTEST. Tenant shall pay as Operating Expenses, Tenant’s Share of all real estate taxes and assessments, as shall, from and after the date hereof, be assessed upon the Premises and any appurtenances or improvements thereto in accordance with Section 5. The real estate taxes and assessments for the year in which the Term shall begin, as well as for the year in which the Lease shall end, shall be apportioned so that Tenant shall pay only the portions that correspond with the portions of such years as are within the Term. In the event that the

Premises are assessed for tax purposes as a part of a larger parcel, the tax on the entire parcel shall be prorated in proportion to the number of square feet of Building floor space on each portion of the entire parcel.
     Upon written request from Tenant, Landlord shall protest the tax assessment on the Premises, to the extent that Landlord, in good faith, believes that such protest is justifiable and likely to be successful. In the event of any such protest Tenant shall nevertheless pay to Landlord the taxes as assessed and Tenant shall be entitled to the appropriate share of any refund. Tenant shall not protest any real property tax assessment on the Premises.
     7. TAXES — TENANT’S PERSONAL PROPERTY — PAID BY TENANT. Tenant shall be responsible for and timely pay any and all personal property taxes assessed against any furniture, fixtures, equipment and items of a similar nature installed and/or located in or about the Premises by Tenant.
     8. UTILITIES AND SECURITY SERVICES
          8.1 Utilities. Except as set forth herein, Landlord shall not be required to furnish to Tenant any utility services of any kind, such as but not limited to water, sewer, hot water, heat, gas, electricity, light, telephone, cable TV or other utilities used, rendered, or supplied, upon or in connection with the Premises. Tenant shall obtain and contract directly with the respective utility provider or janitorial service and pay all charges for any utilities separately metered to the Premises or janitorial services separately contracted for the Premises. Tenant agrees that Landlord shall not be liable for directly contracted utility services not being supplied to the Premises. Tenant irrevocably appoints Landlord as Tenant’s attorney-in-fact solely for the purpose of terminating Tenant’s account with any provider of such utilities, if the Premises are abandoned by Tenant or if the Lease is terminated. Upon the date the Premises are delivered to Tenant, the HVAC units (described below), the roof, plumbing electrical and mechanical systems serving the Premises shall be in good working order, condition and repair. The HVAC units shall consist of individually zoned, roof-mounted heating/cooling units which shall provide an average of 5 tons of cooling per 2,000-2,500 square feet of office area.
     Tenant shall pay as Operating Expenses, Tenant’s Share of all utilities servicing the Premises on common meters with other tenants, including but not limited to water, sewer, hot water, heat, gas, electricity, light, telephone, cable TV. Tenant agrees that Landlord shall not be liable for failure to supply any utility service during any period Landlord is unable to furnish such services and Landlord uses reasonable diligence to supply such services, it being understood that Landlord reserves the right to discontinue temporarily such services, or any of them, at such times as may be necessary by reason of accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God or any other happening beyond control of Landlord. Landlord’s obligations to furnish services shall be conditioned upon the availability of adequate sources. Landlord shall have the right to enter upon the Premises at all reasonable times in order to make such repairs, alterations and adjustments as shall be necessary in order to comply with the provisions of any mandatory or voluntary fuel or energy saving or similar statute, regulation or program.
          8.2 Private Security Service. Landlord may, in its sole discretion, engage a private security service, as an independent contractor, to patrol an area which includes the Premises. Notwithstanding anything to the contrary contained in Section 5.2 of the Lease, if Landlord does so employ a private security service, the cost thereof shall be considered an Operating Expense as defined in Section 5.2.2 herein and Tenant’s Share thereof shall be reimbursable by Tenant pursuant to the terms of Section 5.2.
     Landlord shall have absolutely no obligation to engage a private security service and shall not be liable for any damages or loss which might have been averted had a private security service been engaged. If the Tenant desires a higher level of security services than Landlord provides, or wishes to obtain an agreement that there will be liability for actions, inactions, non-performance or quality of performance by a security service, Tenant may itself engage such additional security service for the Premises as Tenant chooses, at Tenant’s sole expense.
     Nothing herein shall limit any action by Tenant against any person or entity providing private security service, provided that Landlord shall not be party to, or liable for any judgment entered in such an action, as a defendant, cross defendant, third-party defendant, or otherwise.
     Tenant shall have access to the Premises, and, subject to the terms of Section 8.1, shall have electrical service, seven (7) days per week, twenty-four (24) hours per day, subject to Landlord’s reasonable security requirements for the Building.
     9. HOLDING OVER. If, after expiration of the Term, Tenant shall remain in possession of the Premises and continue to pay Rent without a written agreement as to such possession, then Tenant shall be deemed a month-to-month Tenant and the Base Rent rate during such holdover tenancy shall be equivalent to one and one-half times the monthly Base Rent paid for the last month of tenancy under this Lease, plus payment of all additional Rent under this Lease. Such month-to-month tenancy may be terminated by Landlord at midnight on any day which is more than twenty-nine (29) days after date of delivery of Landlord’s written notice of termination to Tenant. No holding over by Tenant shall operate to renew or extend this Lease without the written consent of Landlord. Notwithstanding the foregoing, Tenant shall have a right to remain in possession of the Premises and continue to pay Rent without a written agreement as to such possession on a month to month tenancy terminable by Tenant upon thirty (30) days prior written notice, for one period of up to six months after the expiration of the Term hereof so long as Tenant notifies Landlord in writing of its intent to do so not less than six months prior to the Expiration Date of the Term (the “Permitted Holdover”). Tenant’s occupancy for the initial three months of the Permitted Holdover shall be on the terms of this Lease for the prior year, including payment of all Additional Rent, and the next three months monthly Base Rent shall thereafter be at 150% of the monthly Base Rent rate payable during the third (3rd) month of the Permitted Holdover, plus all Additional Rent. After six months of Permitted Holdover tenancy, the Permitted Holdover shall be of no further force and effect, and Tenant shall thereafter be deemed a month-to-month Tenant and the Base Rent rate during such holdover tenancy shall be equivalent to one and one-half times the monthly Base Rent paid for the last month of the Permitted Holdover, plus payment of all additional Rent under this Lease.
     10. ALTERATION — CHANGES AND ADDITIONS — RESPONSIBILITY — NO HOLES IN ROOF — NO NEW EQUIPMENT ON ROOF. Subject to Landlord’s consent that any alterations requested by Tenant do not negatively affect the integrity of the Premises, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may, during the Term, at Tenant’s expense, erect inside partitions, add to existing electric power service, add telephone outlets or other communication services, add light fixtures, install additional heating and/or air conditioning or make such other changes or alterations as Tenant may desire, provided that prior to commencement of any such work, Tenant shall submit to Landlord a set of fully detailed working drawings and specifications for the proposed alteration, prepared by a licensed architect or engineer. If Tenant so requests, Landlord will have the drawings and specifications prepared for Tenant, at Tenant’s expense, utilizing Landlord’s in-house staff. Tenant will pay Landlord’s customary hourly charges for such services, as additional Rent, to be paid within 10 days after delivery of invoice. In particular, but not as a limitation, the working drawings must fully detail changes to mechanical, wiring and electrical, lighting, plumbing and HVAC systems to Landlord’s satisfaction. Landlord, in its reasonable discretion, may refuse to consent to the alterations because of the inadequacy of the drawings and specifications. Tenant may not commence the alterations until Landlord’s written consent has been given. Any additions or alterations requested by Tenant of the telecommunication or data transmission equipment, facilities, lines or outlets on the Premises shall be performed only with Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, and only by Landlord’s approved contractor.
     If the drawings and specifications are adequate, to Landlord’s sole satisfaction, then Landlord will not unreasonably withhold, condition or delay its consent to the alterations, except that Landlord may withhold its consent to new or altered openings (holes) in the roof, or placement of additional equipment on the roof, as follows. Landlord may withhold its consent to new openings in the roof or placement of additional equipment on the roof unless Landlord, in its sole discretion, is satisfied that the risk of increased leakage or risk of more frequent repairs or maintenance of the roof is acceptable to Landlord. Any new or altered opening in the roof, or placement of additional equipment thereon, shall be considered an alteration which requires the prior written consent of Landlord. If within thirty (30) days after such plans and specifications are submitted by Tenant to Landlord for such approval, Landlord shall have not given Tenant notice of disapproval, stating the reason for such disapproval, such plans and specifications shall be considered denied by Landlord. As a condition of approval for such alternations, Landlord shall have the right to require Tenant to furnish adequate bond or other security acceptable to Landlord for performance of and payment for the work to be performed.
     Upon Landlord’s approval of any request for alterations, Landlord shall inform Tenant in writing if Tenant will be required at the end of this Lease to remove the proposed additions and/or alterations. If such additions or alterations are required to be removed upon the expiration of the Lease, such additions and alterations (excluding trade fixtures) shall be and remain the property of Landlord. Landlord shall have the option to require Tenant to remove any or all such fixtures and equipment and restore the Premises to the condition existing immediately prior to such change and/or installation, normal wear and tear excepted, all at Tenant’s cost and expense. All work done by Tenant shall conform to appropriate city, county and state building codes and health standards and OSHA standards and Tenant shall be responsible for obtaining and paying for building permits.
     If any such work done by Tenant causes damage to the structural portion, exterior finish or roof of the Premises, then the costs of repair of such damage shall be the responsibility of Tenant. After such repair, the on-going maintenance to structural portions, exterior finish or roof shall be the responsibility of the Landlord, but reimbursable in the form of Operating Expenses.
     Neither Landlord’s right of entry, nor any actual inspection by Landlord, nor Landlord’s actual knowledge of any alteration accomplished or in progress shall constitute a waiver of Landlord’s rights concerning alterations by Tenant.
     Notwithstanding the foregoing, Landlord grants to Tenant a non-exclusive license for the term of the Lease, without the payment of any additional rent, for the purpose of installing, maintaining and operating, from time to time, on a portion of the roof of the Building (“Roof”) satellite antennae and dishes, terrestrial microwave antennae and dishes, transmitters, and other similar future types of telecommunications devices which may be a variant thereof (collectively, hereinafter the “Satellite Antennae”), and related equipment, conduits, cables and materials to be located on the Roof or in other parts of the Building (such equipment, conduits, cables, and materials collectively referred to herein as the “Related Equipment”) or the Satellite Antennae (such equipment, conduits, cables, materials, and Satellite Antennae collectively referred to herein as the “Communications Equipment”) in accordance with the terms of this Section. Landlord shall charge no additional rental for Tenant’s use of the Roof; provided, however, all costs and expenses related to installation (including costs of acquiring any required permits therefor), maintenance, operation and removal of the Related Equipment, and Communications Equipment shall be borne by Tenant. The plans and specifications and location for the Related Equipment, and Communications Equipment shall be subject to approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and approval under Applicable Laws and the applicable Declarations (as defined in Section 37). Tenant shall have a right to use that portion of the Roof located directly above the Premises that is usable for such purpose (the “Roof Space”). Tenant’s installation of the Communications Equipment and Related Equipment and the use thereof shall be subject to the following provisions:
                    A. Tenant will not use the Roof for any purpose other than operation of the Related Equipment and Communications Equipment for Tenant’s business operations and Tenant shall not have any right to license or otherwise provide use of the Related Equipment and Communications Equipment to others. Tenant shall install access pavers on the Roof at Tenant’s sole cost and expense (if required beyond the access pavers installed by Landlord as shown on Landlord’s Drawings and Specifications), and Tenant and Tenant’s agents, contractors, and employees shall have reasonable access to the Related Equipment and Communications Equipment and agree to be accompanied at all times by Landlord’s designated representative when access to the Roof Space, Related Equipment, or Communications Equipment areas is necessary for installation, repair and maintenance; Landlord will make such representative available upon reasonable prior notice, and will provide Tenant with the name and phone number of Landlord’s representative. Tenant will make every reasonable effort to minimize the number of service calls made to the Roof Space, Related Equipment, or Communications Equipment areas and will enter such only for required maintenance or in case of an emergency. Tenant must secure and maintain at all times all required approvals and permits of the Federal Communications Commission and all other governmental bodies having jurisdiction over its business, including its communications, operations and facilities, provided that Landlord and Tenant agree to cooperate reasonably, at Tenant’s cost, to seek to obtain such approvals and permits from the applicable governmental bodies. Upon at least 24 hours’ prior notice from Landlord (or in the event of an emergency, such reasonable prior notice as necessary to give Tenant notice and safeguard the Building and tenants therein), Tenant shall cease using the Related Equipment, and/or Communications Equipment if Landlord has reason to believe that: (a) such installation or use materially interferes with the operation of machinery and apparatus of the Building, such as the elevators, or (b) the installation and use constitute a nuisance or hazard to the public or to the occupants of the Building, or (c) the use of such Communications Equipment interferes with the use of any tenant’s equipment or data processing machines in the Building or surrounding areas that was installed prior to the installation of the Tenant’s Communications Equipment. Tenant shall have a right to resume using the Related Equipment and/or Communications Equipment (as applicable) if an independent engineer selected by Tenant confirms in writing to Landlord that such equipment is not creating the alleged problems and provided that Tenant indemnifies Landlord against claims arising from resumed operation. Landlord may terminate the license under this Section upon 30 days’ prior notice to Tenant, if: (a) it is determined that such installation or use materially interferes with the operation of machinery and apparatus of the Building, such as the elevators, and such interference is reasonably confirmed in writing in good faith by an independent engineer selected by Landlord, and, based on the determination of such engineer, there is no other location in the Building Complex outside tenants’ premises where the Related Equipment and/or Communications Equipment (as applicable) can be relocated to where this interference will no longer occur; or (b) it is found by public authority having jurisdiction over the Building that the installation and use constitute a nuisance or hazard to the public or to the occupants of the Building and Tenant is unable to make modifications to the applicable equipment that satisfy the public authority’s findings; or (c) the use of such Communications Equipment interferes with the use of any tenant’s equipment or data processing machines in the Building Complex or surrounding areas that was installed prior to the installation of the Tenant’s Communications Equipment, and such interference is reasonably confirmed in writing in good faith by an independent engineer selected by Landlord, and there is no other location in the Building Complex outside tenants’ premises where Tenant’s Communications Equipment can be relocated to where this interference will no longer occur; or (d) this Lease expires or is terminated.
                    B. Upon expiration or earlier termination of the Lease, Tenant will, at its sole cost and expense, remove the Related Equipment and Communications Equipment and return the Roof Space to the condition existing prior to such installation. Tenant will keep and maintain the Related Equipment, and Communications Equipment in good condition and repair, at its sole expense, in a manner that does not conflict or interfere with the use of other facilities installed in the Building or on the Roof. Further, Tenant will not damage or permit damage to the Roof or the Building in conjunction with the Related Equipment, and Communications Equipment. The Communications Equipment will be of types and frequencies that do not cause interference with other equipment or operations in the Building or surrounding areas that was installed prior to the installation of the Tenant’s Communications Equipment.
                    C. All transmitters installed by either Landlord or Tenant must be equipped with any transmitter isolator device necessary to minimize spurious radiation. If the Communications Equipment causes interference, Landlord and Tenant, respectively, will take all commercially reasonable steps necessary to eliminate the interference. Notwithstanding anything to the contrary set forth in the default section of the Lease, if the interference is not eliminated within twelve (12) hours after Tenant receives Landlords notice thereof, Tenant will be liable for all of Landlord’s actual damages resulting therefrom and will temporarily disconnect and shut down the dish (except for intermittent operation for the purpose of correcting the interference) until the interference is eliminated. If Tenant fails to cease operations at the request of Landlord, Landlord will be entitled to injunctive relief and the cost of obtaining such relief will be paid by Tenant. Landlord makes no warranty that the Roof Space is suitable for the dish or that Tenant’s Communications Equipment shall operate properly according to Tenant’s requirements.

                    D. Landlord and its agents, employees, contractors or anyone else permitted by Landlord to be on the Roof may from time to time repair, replace, maintain, or install additional improvements or fixtures on the Roof provided that the same are located so as to not unreasonably interfere with the operation of Tenant’s Communications Equipment. Landlord may permit other licensees to install other rooftop equipment, provided that such equipment (i) does not result in blockage of the line of sight approved for Tenant’s initial installation of its Communications Equipment or relocation thereof pursuant to subparagraph A above, and (ii) does not interfere with the ability of Tenant’s Communications Equipment to perform properly as reasonably determined in writing in good faith by an independent engineer selected by Tenant. If the Communications Equipment causes interference, Landlord will take all commercially reasonable steps necessary to eliminate the interference and if the interference thereafter continues to interfere with Tenant’s Communications Equipment, the operations of such installation must immediately cease until such time as the interference is eliminated. Tenant will cooperate in any repair, replacement, maintenance and installation as reasonably required by Landlord from time to time.
                    E. Tenant will, at Tenant’s sole cost and expense, comply with all applicable laws, or the requirements of Landlord’s insurance underwriters relating to the installation, maintenance, height, location, use, operation, and removal of the Related Equipment and Communications Equipment and indemnify Landlord against any loss, cost, or expense incurred resulting from the installation, maintenance, operation, or removal of the Related Equipment and Communications Equipment. Landlord makes no representation that applicable laws permit the installation or operation of the Related Equipment and Communications Equipment or that the design limitations of the site or Building will permit installation and operation of the Related Equipment and Communications Equipment.
                    F. The insurance required to be carried by Tenant under Section 17 shall provide coverage with respect to the ownership, operation and use of the Related Equipment and Communications Equipment. Landlord has no responsibility or liability for damage to the Related Equipment and Communications Equipment.
     11. MECHANIC’S LIENS. Tenant shall pay all costs for construction done by it or caused to be done by it on the Premises as permitted by this Lease. Tenant shall keep the Building, other improvements and land of which the Premises are a part free and clear of all mechanic’s liens resulting from construction by or for Tenant. Tenant shall have the right to contest the correctness or validity of any such lien if, immediately on demand by Landlord, Tenant deposits with Landlord and/or any appropriate court or title insurance company a bond or sum of money sufficient to allow issuance of title insurance against the lien and/or to comply with the statutory requirements for discharge of the lien found in § 38-22-130 and § 131, Colorado Revised Statutes, or any successor statutory provision. Landlord shall have the right to require Tenant’s contractor(s), subcontractors and materialmen to furnish to both Tenant and Landlord adequate lien waivers on work or materials paid for, in connection with all periodic or final payments, by endorsement on checks, making of joint checks, or otherwise, and Landlord shall have the right to review invoices prior to payment. Tenant’s failure to act in accordance with the foregoing shall be an event of default and Landlord may, in addition to other remedies, pay such amounts, which together with reasonable attorneys’ fees incurred and interest, shall be immediately due Landlord upon notice. Landlord reserves the right to post notices on the Premises that Landlord is not responsible for payment of work performed and that Landlord’s interest is not subject to any lien.
     12. UNIFORM SIGNS; NO “FOR RENT” SIGNS. It is Landlord’s intent to maintain uniformity of signage throughout the area where signs may be controlled by Landlord. Tenant shall place no signs on the Premises or the Building (except inside the Premises and that are not visible from outside the Premises) without prior written consent of Landlord. Landlord shall not unreasonably withhold, condition or delay its consent to Tenant’s signage if the proposed signage: (a) consists of Tenant’s name and corporate logo to be installed on the Building façade; (b) complies with all applicable laws, building codes and Declarations; and (c) Landlord reasonably determines that the signage design and installation will not damage the Building or facade. If Landlord approves signage, Tenant shall be responsible for removing such signage and restoring the area of the Building on which the signage was mounted on or before the Expiration Date or earlier termination of this Lease. In the event that Tenant occupies the entire Building, as such Building may hereafter be expanded pursuant to the terms of this Lease, Tenant shall have the exclusive right to all tenant building signage areas utilized on the Building. If Tenant occupies less than the entire Building, Tenant shall be permitted to install its signage over its entry to the Premises and its proportionate share of any monument signage for the Building, as such share is reasonably determined by Landlord.
     Tenant may not put any signs on the Premises indicating that the same are for rent, or available for assignment or sub-lease, and may put no signs of real estate brokers on the Premises.
     13. MAINTENANCE AND REPAIRS OF THE BUILDING; LANDLORD NOT LIABLE FOR DAMAGE TO CONTENTS. Landlord shall be responsible, without reimbursement from Tenant, for maintenance and repairs of the foundation, the Upgrades (defined below), and the maintenance and repair of the structural portions of the Building. In addition, Landlord shall be responsible, subject to reimbursement by Tenant as part of Operating Expenses, for the maintenance, repair and replacement of the roof of the Building, gutters, downspouts and flashing, and the exterior finish (except to the extent included in the Upgrades). Notwithstanding the forgoing, if any such maintenance or repairs are necessitated by the acts of Tenant or its employees, agents, contractors, sub-contractors, licensees, invitees or guests, Tenant shall reimburse Landlord for the cost of same, as additional Rent, to be paid within ten (10) days after delivery of invoice. All other maintenance, repairs and replacements within the Premises shall be performed by Tenant, at its own expense, including all necessary maintenance, repairs and replacements to pipes, plumbing systems, electrical systems, window or other glass, doors, fixtures, interior decorations, and all other appliances and appurtenances. Such repairs and replacements, ordinary as well as extraordinary, shall be made promptly, as and when necessary, so that the Premises are maintained in first class condition. All such maintenance, repairs and replacements shall be in quality and class at least equal to the original work. On default of Tenant in making such maintenance, repairs or replacements, Landlord may, but shall not be required to, make such repairs and replacements for Tenant’s account, and the expense shall constitute and be collectable as additional Rent, together with interest thereon as hereinafter provided. Notwithstanding anything to the contrary contained herein, Landlord shall, prior to January 1, 2008, at Landlord’s sole cost and expense without reimbursement from Tenant (a) paint the mansard metal, (b) seal, coat, and fill the cracks in the parking lot as reasonably necessary, and (c) restripe the parking lot (collectively, the “Upgrades”). Landlord shall solely determine the timing and scope of any work, if any, to be performed by Landlord.
     Notwithstanding the Landlord’s obligations elsewhere set forth in this Lease, under no circumstances shall Landlord be liable for damage to the contents of the Building or consequential damages to Tenant. Tenant shall indemnify and save harmless Landlord of and from liability for damages, liability or any claims against the Landlord, including costs, attorney’s fees and expenses of Landlord in defending against the same, on account of any injury to (or death of) any employee, agent, representative or invitee of Tenant unless the same is caused by Landlord or an entity or individual for which Landlord is legally responsible.
     14. CONDITION UPON SURRENDER — RETURN OF KEYS. Tenant shall vacate the Premises in the same condition as when received, ordinary wear and tear excepted, cleaned to the same standard as when received, and shall remove all of Tenant’s property, so that Landlord can repossess the Premises not later than midnight on the day upon which this Lease or any extension hereof ends, whether upon notice, holdover or otherwise. The Landlord shall have the same rights to enforce this covenant by ejectment and for damages or otherwise as for the breach of any other conditions or covenant of this Lease which are not cured by Tenant within any applicable notice and cure period provided for herein. Upon termination of this Lease, Tenant shall deliver to Landlord keys which operate all locks on the exterior or interior of the Premises, including, without limitation, keys to locks on cupboards and closets. Tenant shall retrieve all keys to the Premises which Tenant has delivered to employees or others, and include same with the keys delivered to Landlord.
     15. STORAGE OUTSIDE THE BUILDING; NO WASTE; NO NUISANCE; COMPLIANCE WITH LAWS; FUTURE RULES AND REGULATIONS. Tenant shall use the Premises for the Permitted Use and for no other purpose. Tenant shall conform to all present and future laws and ordinances of any governmental authority having jurisdiction over the Premises, and will make no use in violation of same. No outside storage shall be allowed unless first approved by Landlord in writing and then only in such areas as are designated as storage areas by Landlord. Tenant shall not commit or suffer any waste on the Premises. Tenant shall not permit any nuisance to be maintained on the Premises nor permit any disorderly conduct, noise, vibrations, or odors or other activity that may be dangerous or offensive to other occupants of any other part of the property of which the Premises are a part and/or of any adjoining property.
     As part of a common scheme for orderly development, use and protection, of its various properties and those properties adjacent to the Premises, Landlord may impose upon Tenant reasonable rules and regulations concerning parking and vehicle traffic; locations at which deliveries are to be made and access thereto; trash disposal; use of common areas such as recreation areas, corridors, and sidewalks; signs and directories; use of communication wires or cables which are used in common but which may be inadequate fully to serve all the demands placed upon them; provided that such rules and regulations shall be uniform in their application and shall not violate the express terms of this Lease elsewhere set forth.
     16. LIABILITY FOR OVERLOAD. Tenant shall be liable for the cost of any damage to the Premises or the Building or the sidewalks and pavements adjoining the same which results from the movement of heavy articles or heavy vehicles or utility cuts made by or on behalf of Tenant. Tenant shall not overload the floors or any other part of the Premises.
     17. INSURANCE.
          17.1 Landlord’s Insurance. Landlord shall keep the Building and improvements insured throughout the Term against losses covered by ISO Causes of Loss — Special Form Coverage, as defined in the insurance industry, which shall also cover loss of rents. Landlord shall pay any premium on such policy and such costs shall be included in Operating Expenses. Landlord may purchase a single policy covering buildings and grounds in addition to the Building and the Premises. In that event, the premium shall be allocated among the various covered buildings and the Premises in proportion to the number of square feet of building floor space in each area.
          17.2 General Liability Insurance. Tenant agrees to carry comprehensive general liability insurance in the minimum total amount of ONE MILLION Dollars ($1,000,000.00) for each occurrence of bodily injury and ONE MILLION Dollars ($1,000,000.00) for each occurrence of property damage or $1,000,000 Combined Single Limits (CSL) bodily injury and property damage. Tenant also agrees to carry Comprehensive Automobile Liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage. Tenant shall supply to Landlord certificates of insurance as provided in Section 17.6. In the event Tenant fails to secure such insurance or to give evidence to Landlord of such insurance by depositing with Landlord certificates as provided below, Landlord may purchase such insurance in Tenant’s name and charge Tenant the premiums therefor. Bills for the premiums therefor shall be deemed and paid as additional Rent due within 10 days after delivery of invoice. The Landlord, its Managers and employees, affiliates and designees shall be named as additional insured’s in all of the foregoing insurance policies with a statement to that effect set forth in the certificates of insurance furnished to Landlord. In the event the Tenant has multiple locations all insured under one policy, then the Tenant shall provide to the Landlord an aggregate limit endorsement specific to the Premises.
          17.3 Tenant Improvements. Tenant agrees to carry insurance covering all of Tenant’s leasehold improvements, alterations, additions, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, in an amount not less than one hundred percent (100%) of the full replacement cost of such items from time to time during the Term, providing protection against any peril included within an “All-Risk” policy, with a deductible amount not to exceed $10,000. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate due to destruction of the Premises as provided below. Leasehold improvements shall include all improvements above the concrete floor and below the concrete or steel roof deck and roof structure whether completed specifically for the Tenant or existing prior to the Commencement Date and those tenant improvements made by the Tenant or on the Tenant’s behalf by the Landlord.
          17.4 Other Insurance. Tenant agrees to carry insurance against such other hazards and in such amounts as the holder of any mortgage or deed of trust to which the Lease is subordinate may reasonably require from time to time.
          17.5 Waiver of Subrogation. Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building which is capable of being insured against under ISO Causes of Loss — Special Form Coverage, or for loss of business revenue or extra expense arising out of or related to the use and occupancy of the Premises. Tenant also waives all such rights of recovery against Building manager. Each party shall, upon obtaining the property damage insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and use reasonable efforts to obtain an appropriate waiver of subrogation provision in the policies.
          17.6 Other Provisions Regarding Tenant’s Insurance. All insurance required of Tenant in this Lease shall be effected under enforceable policies issued by insurers of recognized good financial condition licensed to do business in Colorado. At least thirty (30) days prior to the expiration date of any such policy, a certificate evidencing a new or renewal policy shall be delivered by Tenant to Landlord. Within fifteen (15) days after the premium on any policy shall become due and payable, Landlord shall be furnished with satisfactory evidence of its payment. To the extent obtainable, all policies shall contain an agreement that, notwithstanding any act or negligence of Tenant which might otherwise result in forfeiture of such insurance, such policies shall not be canceled except upon thirty (30) days prior written notice to Landlord, and that the coverage afforded thereby shall not be affected by the performance of any work in or about the Premises.
     If Tenant provides any insurance required of Tenant by this Lease in the form of a blanket policy, Tenant shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease, and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Premises.
          17.7 Changes in Standard Policies. If the definition of insurance industry policy language relating to “All-Risk” insurance or other term changes, the insurance requirements hereunder shall be modified to conform to the existing insurance industry language; however, the dollar amount of the coverage’s required under this Lease shall not be less than those existing at the time of the effective beginning date of this Lease.
          17.8 No Use of Premises in Violation of Insurance Policies. Tenant shall make no use of the Premises which would void or make voidable any insurance upon the Premises or Building or which would increase any insurance premiums for insurance on the Premises or the Building.
     18. FIRE REGULATIONS — TENANT RESPONSIBILITY. It shall be Landlord’s sole and exclusive responsibility, at Landlord’s expense without reimbursement from Tenant, to deliver the Premises to Tenant in a condition that meets all fire regulations of any governmental unit having jurisdiction over the Premises. It shall be Tenant’s sole and exclusive responsibility, at Tenant’s expense, to ensure that any Tenant Improvements or other modifications to the Premises for which Tenant is responsible meet all fire regulations of any governmental unit having jurisdiction over the Premises. Further, Tenant shall have sole and exclusive responsibility, at Tenant’s expense, to ensure that the Premises meets all fire regulations of any governmental unit having jurisdiction over the Premises with respect to any particular use of the Premises by Tenant, as opposed to the mere fact of Tenant’s occupancy of the Premises.
     19. REPLACEMENT OF BUILDING — CASUALTY DAMAGE. If the Premises are damaged or destroyed by fire or other cause at any time after the Date of Commencement of this Lease, Landlord shall proceed with due diligence to repair or restore the same to the same condition as existed before such damage or destruction, and as soon as possible thereafter will give possession to the Tenant of the Premises without diminution or change of location. Provided, however, that in case of total destruction of the Premises by fire, or in case the Building is so badly damaged that, in the opinion of the Landlord, it is not feasible to repair or rebuild the same, then, Landlord shall have the right to terminate this Lease instead of rebuilding the improvements; provided, however, that Landlord shall give Tenant written notice of Landlord’s intention to terminate, said notice to be served not later than thirty (30) days after the occurrence of the damage to the property. In the event the Premises are rendered temporarily untenantable because of fire or other casualty, monthly Base Rent shall abate on the untenantable area until the Premises are restored to their former condition, abatement to be based on the square feet of Building floor space in the untenantable area compared to the total square feet of Building floor space in the Premises. In the event that the Premises are rendered untenantable for a period of nine (9) months or more Tenant may at any time thereafter prior to the date that the Premises are no longer untenantable, terminate this Lease by providing Landlord with thirty (30) days prior written notice to terminate. Provided, however, that to the extent the damage or destruction results from the negligence or other action of Tenant or its employees, agents, contractors, subcontractors, invitees, guests or licensees, Tenant shall pay for the restoration or repair, to the extent the cost of same is not covered by Landlord’s insurance and Tenant shall not have the right to terminate the Lease pursuant to this Section 19.
     20. ENVIRONMENTAL MATTERS.
          20.1 Definitions.
               20.1.1 Hazardous Material. Hazardous Material means any substance:
               (a) the presence of which requires investigation, notice or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or
               (b) which is or becomes defined as a “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “pollutant” or “contaminant” under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Colorado Underground Storage Tank Act (Colo. Rev. Stat. §25-18-101 et seq.), and/or the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); or
               (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Colorado or any political subdivision thereof; or
               (d) the presence of which on the Premises causes or threatens to cause a nuisance upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Premises; or
               (e) which contains gasoline, diesel fuel or other petroleum hydrocarbons; or
               (f) which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or
               (g) radon gas.
               20.1.2 Environmental Requirements. Environmental Requirements means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation:
               (a) All requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and
               (b) All requirements pertaining to the protection of the health and safety of employees or the public.
               20.1.3 Environmental Damages. Environmental Damages means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ and witnesses’ fees, any of which are incurred at any time as a result of the existence of Hazardous Material upon, about, beneath the Premises or migrating or threatening to migrate to or from the Premises, or the existence of a violation of Environmental Requirements pertaining to the Premises, including without limitation:

               (a) Damages for personal injury, or injury to property or natural resources occurring upon or off of the Premises, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties including but not limited to claims brought by or on behalf of employees of Tenant;
               (b) Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision or court, or reasonably necessary to make full economic use of the Premises and any other property in a manner consistent with its current use or otherwise expended in connection with such conditions, and including without limitation any attorneys’ fees, costs and expenses incurred in enforcing this Lease or collecting any sums due hereunder;
               (c) Liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced herein; and
               (d) Diminution in the value of the Premises and adjoining property, and damages for the loss of business and restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Premises and adjoining property.
          20.2 Tenant’s Obligation to Indemnify, Defend and Hold Harmless. Tenant, its successors, assigns and guarantors, agree to indemnify, defend, reimburse and hold harmless the following persons from and against any and all Environmental Damages arising from activities of Tenant or its employees, agents, contractors, subcontractors, or guests, licensees, or invitees which (1) result in the presence of Hazardous Materials upon, about or beneath the Premises or migrating to or from the Premises, or (2) result in the violation of any Environmental Requirements pertaining to the Premises and the activities thereon:
               20.2.1 Landlord;
               20.2.2 any other person who acquires an interest in the Premises in any manner, including but not limited to purchase at a foreclosure sale or otherwise; and
               20.2.3 the directors, officers, shareholders, employees, partners, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees, heirs, devisees, successors, assigns, guests and invitees of such persons.
     This obligation shall include, but not be limited to, the burden and expense of the indemnified parties in defending all claims, suits and administrative proceedings, including attorneys’ fees and expert witness and consulting fees, even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons, and all such expenses incurred in enforcing the obligation to indemnify. Tenant, at its sole expense, may employ additional counsel of its choice to associate with counsel representing the indemnified parties.
          20.3 Tenant’s Obligation to Remediate. Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, upon demand of Landlord, and at its sole cost and expense, promptly take all actions to remediate the Premises which are reasonably necessary to mitigate Environmental Damages or to allow full economic use of the Premises, or are required by Environmental Requirements, which remediation is necessitated by the 1) introduction of a Hazardous Material upon, about or beneath the Premises or 2) a violation of Environmental Requirements, either of which subsection 1 or 2 is caused by the actions of Tenant, its employees, agents, contractors, subcontractors, guests, invitees or licensees. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Premises. Tenant shall take all actions necessary to restore the Premises to the condition existing prior to the introduction of Hazardous Material upon, about or beneath the Premises, notwithstanding any lesser standard of remediation allowable under applicable law or governmental policies. All such work shall be performed by one or more contractors, selected by Tenant and approved in advance and in writing by Landlord. Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all applicable requirements of governmental entities. Any such actions shall be performed in a good, safe and workmanlike manner and shall minimize any impact on the business conducted at the Premises. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities, and copies of any correspondence with any governmental entity related to such activities. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes to industrial standards in compliance with applicable federal, state and local laws and regulations, remove all associated equipment, and restore the Premises to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation hereunder. Provided, however, that Tenant shall not be obligated to remediate environmental damages which result from seepage of Hazardous Materials onto the Premises from adjacent property unless the presence on the adjacent property was caused by Tenant or its employees, agents, contractors, subcontractors, guests, invitees or licensees.
          20.4 Notification. If Tenant shall become aware of or receive notice or other communication concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability of Tenant for Environmental Damages in connection with the Premises or past or present activities of any person thereon, or that any representation set forth in this Lease is not or is no longer accurate, including but not limited to notice or other communication concerning any actual or threatened investigation, inquiry, lawsuit, claim, citation, directive, summons, proceeding, complaint, notice, order, writ, or injunction, relating to same, then Tenant shall deliver to Landlord, within ten days of the receipt of such notice or communication by Tenant, a written description of said violation, liability, correcting information, or actual or threatened event or condition, together with copies of any such notice or communication. Receipt of such notice shall not be deemed to create any obligation on the part of Landlord to defend or otherwise respond to any such notification or communication.
          20.5 Negative Covenants.
               20.5.1 No Hazardous Material on Premises. Except in strict compliance with all Environmental Requirements, Tenant shall not cause, permit or suffer any Hazardous Material to be brought upon, treated, kept, stored, disposed of, discharged, released, produced, manufactured, generated, refined or used upon, about or beneath the Premises by Tenant, its agents, employees, contractors, subcontractors, guests, licensees or invitees, or any other person. Tenant shall deliver to Landlord copies of all documents which Tenant provides to any governmental body in connection with compliance with Environmental Requirements with respect to the Premises, such delivery to be contemporaneous with provision of the documents to the governmental agency.
               20.5.2 No Violations of Environmental Requirements. Tenant shall not cause, permit or suffer the existence or the commission by Tenant, its agents, employees, contractors, subcontractors or guests, licensees or invitees, or by any other person of a violation of any Environmental Requirements upon, about or beneath the Premises or any portion thereof.
               20.5.3 No Environmental or Other Liens. Tenant shall not create or suffer or permit to exist with respect to the Premises, any lien, security interest or other charge or encumbrance of any kind, including without limitation, any lien imposed pursuant to section 107(f) of the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. section 9607(1) or any similar state statute to the extent that such lien arises out of the actions of Tenant, its agents, employees, contractors, subcontractors or guests, licensees or invitees.
          20.6 Landlord’s Right to Inspect and to Audit Tenant’s Records. Landlord shall have the right in its sole and absolute discretion, but not the duty, to enter and conduct an inspection of the Premises and to inspect and audit Tenant’s records concerning Hazardous Materials at any reasonable time to determine whether Tenant is complying with the terms of the Lease, including but not limited to the compliance of the Premises and the activities thereon with Environmental Requirements and the existence of Environmental Damages as a result of the condition of the Premises or surrounding properties and activities thereon. If Landlord has reasonable cause to believe Tenant is in default with respect to any of the provisions of this Lease related to Hazardous Materials, Environmental Requirements or Environmental Damages, then Landlord shall have the right, but not the duty, to retain at the sole expense of Tenant an independent professional consultant to enter the Premises to conduct such an inspection and to inspect and audit any records or reports prepared by or for Tenant concerning such compliance. Tenant hereby grants to Landlord the right to enter the Premises and to perform such tests on the Premises as are reasonably necessary in the opinion of Landlord to assist in such audits and investigations. Landlord shall use reasonable efforts to minimize interference with the business of Tenant by such tests inspections and audits, but Landlord shall not be liable for any interference caused thereby.
          20.7 Landlord’s Right to Remediate. Should Tenant fail to perform or observe any of its obligations or agreements pertaining to Hazardous Materials or Environmental Requirements, then Landlord shall have the right, but not the duty, without limitation upon any of the rights of Landlord pursuant to this Lease, to enter the Premises personally or through its agents, consultants or contractors and perform the same. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth in Section 20.2.
          20.8 Survival of Environmental Obligations. The obligations of both parties as set forth in Section 20 and all of its subsections shall survive termination of this Lease.
          20.9 Landlord Statement of Hazardous Materials. To the best of Landlord’s knowledge, made without independent investigation, as of the date of this Lease, the Premises does not contain Hazardous Materials in violation of Environmental Requirements.

          20.10 Landlord’s Obligations to Indemnify and Remediate. Landlord, its successors and assigns shall indemnify, defend and hold harmless Tenant, its officers, directors and shareholders, from and against any and all Environmental Damages arising from the acts of Landlord, its agents or employees which result in the presence of Hazardous Materials in violation of Environmental Requirements upon, about or beneath the Premises or migrating to or from the Premises. To the extent that such Hazardous Materials in violation of Environmental Requirements pre-exist upon the Premises or arise from the acts of Landlord, its agents or employees, Landlord shall remediate such Hazardous Materials to the extent required by Environmental Requirements.
     21. ENTRY BY LANDLORD. Landlord, or its authorized representative, and/or any lender or prospective lender, shall have the right to enter the Premises during the Term at all reasonable times during usual business hours for purposes of inspection, and/or the performance of any maintenance, repairs or replacement therein. Landlord shall give Tenant such advance notice of entry as is reasonable in light of the purpose for the entry, except in the event of an emergency or regularly scheduled maintenance when no notice is required. Landlord shall have the right to enter the Premises and show the same to a prospective tenant during the last 180 days of this Lease or any extended term, unless the Term shall have been extended by mutual written agreement or delivery of notice of exercise of any option to extend.
     22. DEFAULT — REMEDIES OF LANDLORD.
          22.1 Default Defined. Any one or more of the following events (each of which is herein sometimes called “event of default”) shall constitute a default:
               22.1.1 Tenant fails to punctually pay any Rent, taxes, tax deposits, insurance premiums, maintenance fees or other sums required to be paid by Tenant under this Lease when and as the same shall become due and payable which sums remain unpaid for more than ten (10) days after written notice from Landlord, provided, however Landlord shall only be required to provide such written notice to Tenant for the first two (2) late payments in any twelve (12) consecutive calendar month period, any other failure to pay when the same are due without notice during such twelve (12) month period shall be deemed an event of default;
               22.1.2 Intentionally omitted;
               22.1.3 Tenant fails in the performance of or compliance with any of the covenants, agreements, terms and conditions contained in this Lease other than those referred to in the foregoing Section 22.1.1, and such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, and shall not be cured as permitted by Section 22.9;
               22.1.4 Tenant files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent, or takes the benefit of any relevant legislation that may be in force for bankrupt or insolvent debtors or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation, or proceedings are taken by Tenant under any relevant Bankruptcy Act in force in any jurisdiction available to Tenant, or Tenant seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises, or makes any general assignment for the benefit of creditors;
               22.1.5 A petition is filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation, and shall remain undismissed for an aggregate of 120 days, or if any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises is appointed without the consent or acquiescence of Tenant and such appointment remains unvacated for an aggregate of 20 days.
          22.2 Landlord’s Remedies in the Event of Default. In the event of any event of default, Landlord shall have the option, without further notice to Tenant or further demand for performance exercise any one or more of the following remedies (and any other remedy available at law or in equity):
               22.2.1 If Tenant has been late in payment of Rent or other sums due on four or more occasions during any period of one year, Landlord, without terminating this Lease, may 1) require that all future payments be made by bank cashier’s check, and/or 2) require an additional security deposit in the amount of the then-current Base Rent for two months, and/or 3) require that Rent for each month be paid on or before the 15th day of the preceding month. Such requirement shall be imposed by Landlord’s written notice delivered to Tenant. The additional security deposit shall be paid within 10 days after delivery of the notice. The Landlord may or may not exercise the remedies provided in this Section 22.2.1, in its sole discretion. The exercise of the remedies provided in this Section 22.2.1 shall not be required prior to the exercise of any other available remedy.
               22.2.2 Without obligation to seek a new tenant, to institute suit against Tenant to collect each installment of Rent or other sum as it becomes due or to enforce any other obligation under this Lease even though the Premises be left vacant.

               22.2.3 As a matter of right, to procure the appointment of a receiver for the Premises by any court of competent jurisdiction upon ex parte application and without notice, notice being hereby expressly waived. All rents, issues and profits, income and revenue from the Premises shall be applied by such receiver to the payment of the rent, together with any other obligations of the Tenant under this Lease.
               22.2.4 To re-enter and take possession of the Premises and all personal property therein and to remove Tenant and Tenant’s agents and employees therefrom, and either:
                    a) terminate this Lease and sue Tenant for damages for breach of the obligations of Tenant to Landlord under this Lease; or
                    b) without terminating this Lease, relet, assign or sublet the Premises and personal property, as the agent and for the account of Tenant in the name of Landlord or otherwise, upon the terms and conditions Landlord deems fit with the new Tenant for such period (which may be greater or less than the period which would otherwise have constituted the balance of the Term) as Landlord may deem best, and collect any Rent due upon any such reletting. In this event, the rents received on any such reletting shall be applied first to the expenses of reletting and collecting, including, without limitation, all repossession costs, reasonable attorneys’ fees, and real estate brokers’ commissions, alteration costs and expenses of preparing said Premises for reletting, and thereafter toward payment of the Base Rent and of any other amounts payable by Tenant to Landlord. If the sum realized shall not be sufficient to pay the Rent and other charges due from Tenant, then within five days after demand, Tenant will pay to Landlord any deficiency as it accrues. Landlord may sue therefor as each deficiency shall arise if Tenant shall fail to pay such deficiency within the time limit.
          22.3 Tenant to Surrender Peaceably. In the event Landlord elects to lawfully re-enter or take possession of the Premises, Tenant shall quit and peaceably surrender the Premises to Landlord, and Landlord may enter upon and re-enter the Premises and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess and remove Tenant and may have, hold and enjoy the Premises and the right to receive all rental income of and from the same.
          22.4 No Termination by Re-Entry. No re-entry or taking of possession by Landlord shall be construed as an election on Landlord’s part to terminate or accept surrender of this Lease unless Landlord’s written notice of such intention is delivered to Tenant.
          22.5 Injunction. In the event of any breach by Tenant of any of the agreements, terms, conditions or covenants contained in this Lease, Landlord, in addition to any and all other rights, shall be entitled to enjoin such breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise for such breach as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.
          22.6 Remedies Listed are Cumulative and Non-Exclusive. The enumeration of the foregoing remedies does not exclude any other remedy, but all remedies are cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity.
          22.7 Interest on Sums Past Due. In addition to the late charge which is elsewhere established, all Rent and all other amounts due from Tenant hereunder shall bear interest at the rate of eighteen (18%) percent per annum compounded annually from their respective due dates until paid, provided that this shall in no way limit, lessen or affect any claim for damages by Landlord for any breach or default by Tenant.
          22.8 Attorneys’ Fees. Reasonable attorneys’ fees, expert witness fees, consulting fees and other expenses incurred by either party by reason of the breach by either party in complying with any of the agreements, terms, conditions or covenants of this Lease shall constitute additional sums to be paid to the prevailing party on demand.
          22.9 Time to Cure Certain Non-Monetary Defaults. In the event of any default other than failure to pay a sum of money, for which notice has been given as provided herein, which because of its nature can be cured but not within the period of grace heretofore allowed, then such default shall be deemed remedied, if the correction thereof shall have been commenced within said grace period or periods and shall, when commenced, be diligently prosecuted to completion.
          22.10 Landlord Default. If Landlord is in default under any of its obligations and the default continues for thirty (30) days after written notice from Tenant (subject to extension pursuant to 22.9), Tenant may pursue all remedies at law or in equity.
     Tenant may not offset any sum due or assertedly due from Landlord to Tenant against any sum due from Tenant to Landlord unless expressly permitted in this Lease.
     Tenant agrees that if Tenant obtains a judgment against Landlord arising out of Landlord’s obligations under this Lease, such judgment may be satisfied only by execution and sale of Landlord’s interest in the Premises leased hereby. Tenant may not seek execution against other property of Landlord, nor pursue any judgment, execution or other remedy against the partners or other owners of Landlord or any of their property. Immediately upon receipt of Landlord’s written request, Tenant will release any property (other than the Premises leased hereby) from the lien of any judgment obtained by Tenant against Landlord arising out of Landlord’s obligations under this Lease.
     23. INTENTIONALLY OMITTED.
     24. LEGAL PROCEEDINGS AGAINST TENANT BY THIRD PARTIES; TENANT TO PAY LANDLORD’S FEES. In the event of any proceeding at law or in equity wherein Landlord, without being in default as to its covenants under the terms hereof, shall be made a party to any litigation by reason of Tenant’s interest in the Premises, or, in the event Landlord shall be required to commence any legal proceedings relating to the Premises and Tenant’s occupancy thereof and Tenant’s relation thereto, Landlord shall be allowed and Tenant shall be liable for and shall pay all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, expert witness fees and consultant’s fees.
     25. INDEMNIFICATION BY TENANT AND BY LANDLORD. The Tenant shall indemnify and save harmless Landlord of and from liability for damages or claims against Landlord, including costs, attorneys’ fees and expenses of Landlord in defending against the same, on account of injuries to (or death of) any person or property, if the injuries (or death) are caused by the Tenant, its agents, subcontractors, servants or employees, or of any other person entering upon the Premises under express or implied invitation of Tenant, or if such injuries (or death) are the result of the violation by Tenant, its agents, subcontractors, servants, or employees, of laws, ordinances, other governmental regulations, or of the terms of this Lease.
     The Landlord shall indemnify and save harmless Tenant of and from liability for damages or claims against Tenant, including costs, attorneys’ fees and expenses of Tenant in defending against the same, on account of to injuries (or death of) any person or property, if the injuries (or death) are caused by the Landlord, its agents, or employees, or where such injuries (or death) are the result of the violation by Landlord, its agents, or employees, of laws, ordinances, other governmental regulations, or of the terms of this Lease.
     Landlord provides recreation facilities for the use of employees of Tenant and other occupants within the property developed by Landlord, which property presently includes LONG’S PEAK INDUSTRIAL PARK, FIRST, SECOND and THIRD FILINGS, and portions of ST. VRAIN CENTRE, both in the City of Longmont and County of Boulder, Colorado, and will include such additional property in the immediate vicinity thereof as may be developed by Landlord. The term “recreation facilities” includes, at present, a fitness trail with 34 exercise stations, volleyball courts, basketball courts, and a park, and will include such additional facilities as Landlord may provide.
     Tenant shall indemnify and save harmless Landlord of and from liability for damages or claims against Landlord, including costs, attorneys’ fees and expenses of Landlord in defending against the same, on account of any injury to (or death of) an employee of Tenant arising out of use of the recreation facilities.
     26. ASSIGNMENT OR SUBLETTING.
          26.1 Tenant shall not sublet any part of the Premises nor assign or otherwise transfer this Lease or any interest herein (sometimes referred to as “Transfer,” and the subtenant or assignee may be referred to as “Transferee”) without the prior written consent of Landlord in each instance first being obtained, which consent will not be unreasonably withheld, conditioned or delayed, provided that: (1) Tenant complies with the provisions of Section 26.3; (2) Landlord declines to exercise its rights under Section 26.3; (3) the Transferee is engaged in a business and the portion of the Premises will be used for the Permitted Use in a manner which is in keeping with the then standards of the Building and does not conflict with any exclusive use rights granted to any other tenant of the Building; (4) the Transferee has reasonable financial worth in light of the responsibilities involved; (5) Tenant is not in default at the time it makes its request; (6) the Transferee is not a governmental or quasi-governmental agency; and (7) the Transferee is not a tenant or currently negotiating a lease with Landlord in any building owned by Landlord in the metropolitan area of the Building.
          26.2 Transfer includes a sale by Tenant of substantially all of its assets or stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation, the transfer of 25% or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of 25% or more of the beneficial ownership interests in a partnership or limited liability company tenant. Notwithstanding anything to the contrary in this Section 26, Tenant may, without obtaining Landlord’s consent, complete a Transfer to a Permitted Transferee subject to the following conditions: (i) the proposed use of the Premises shall be the same as Tenant’s use and Landlord shall not be required, as a result of Applicable Laws, to make any renovations to the Building or common areas or provide special services as a result of such Transfer; and (ii) not less than 30 days following the effective date of the Transfer, Tenant provides Landlord with documentation evidencing such transaction and such other evidence as Landlord may reasonably require to establish that such transaction complies with the provisions of this Section. “Permitted Transferee” means: (i) any subsidiary or affiliate in which Tenant owns a substantial interest; (ii) any parent of Tenant; (iii) any subsidiary or affiliate in which Tenant’s parent owns a substantial interest; or (iv) any corporation into which Tenant may be merged or consolidated or which purchases all or substantially all of the assets or stock of Tenant provided that the resulting corporation has a net worth at least equal to Tenant’s net worth as of the date hereof.
          26.3 Except for a Transfer to a Permitted Transferee, Tenant must notify Landlord at least 60 days prior to the desired date of a proposed Transfer (“Transfer Request”). The Transfer Request shall describe the terms and conditions of the proposed Transfer. Within 30 days following receipt of a Transfer Request, Landlord shall notify Tenant (“Landlord’s Notice”) of its election of the following as applicable:
               (1) Landlord shall have the right to identify a proposed Transferee to accept the Transfer Request and Tenant shall not unreasonably withhold consent to a Transfer to the identified party, in which event the rent and other sums due from the Transferee will be paid to Tenant directly. Landlord has no responsibility for such Transferee’s performance of its obligations to Tenant; or
               (2) If a Transfer Request involves 25% or more of the Premises, Landlord may recapture such space by terminating Tenant’s Lease obligations as to the applicable portion of the Premises; provided, however, if Landlord makes such election, Tenant may, within 15 days after Landlord’s Notice, withdraw a Transfer Request. If such termination occurs, it shall be effective on the date designated in Landlord’s Notice, which date shall not be more than 30 days following such notice; or
               (3) Landlord may waive Landlord’s rights under (1) and (2) above, as applicable, in which case Tenant shall be free to make a Transfer substantially identical to that described in the Transfer Request to any third party, subject to Landlord’s consent as provided in Section 26.1. If Tenant does not complete the Transfer within 60 days following Landlord’s Notice or materially modifies terms from those in the Transfer Request, then, prior to a Transfer to a third party, Tenant must resubmit a modified Transfer Request to Landlord and repeat the process in accordance with the provisions hereof.
          26.4 All documents utilized by Tenant to evidence a Transfer are subject to approval by Landlord, which will not be unreasonably withheld, conditioned or delayed. Tenant shall pay Landlord’s expenses, including reasonable attorneys’ fees, of determining whether to consent and in reviewing and approving the documents. Tenant shall provide Landlord with such information as Landlord reasonably requests regarding a proposed Transferee, including financial information.
          26.5 Following any Transfer in accordance with this Section 26, Landlord may, after any default by Tenant, collect rent from the Transferee or occupant and apply the net amount collected to the Rent, but no such collection will be deemed an acceptance of the Transferee or occupant as Tenant or release Tenant from its obligations. Consent to a Transfer shall not relieve Tenant from obtaining Landlord’s consent to any other Transfer. Notwithstanding a Transfer, even if consented to by Landlord, Tenant will not be released and continues to be primarily liable for its obligations. If Tenant collects any rent or other amounts from a Transferee in excess of the Rent for any monthly period, Tenant shall pay Landlord 50% of such monthly excess, as and when received, after deduction of Tenant’s reasonable transaction costs incurred for such Transfer. Tenant may assign or sublease the Premises for a Rent less than the Rent required to be paid herein by Tenant, provided, however, that nothing herein shall limit Tenant’s liability to Landlord for the Rent due under this Lease.
          26.6 If a trustee or debtor in possession in bankruptcy is entitled to assume control over Tenant’s rights under this Lease and assigns such rights to any third party notwithstanding the provisions hereof, the rent to be paid by such party shall be increased to the current Base Rent (if greater than that being paid for the Premises) which Landlord charges for comparable space in the Building as of the date of such third party’s occupancy. If Landlord is entitled under the Bankruptcy Code to “Adequate Assurance” of future performance of this Lease, the parties agree that such term includes the following:
               (1) Any assignee must comply with the same requirements as those of a Transferee set forth in Section 26.1(3), 26.1(4), 26.1(6) and 26.1(7), above.
               (2) The assignee must assume and agree to be bound by the provisions of this Lease.
     27. LANDLORD’S WARRANTY OF TITLE; QUIET ENJOYMENT. Subject to Tenant not being in default under the Lease, Landlord covenants it has good right to lease the Premises in the manner described herein and that Tenant shall peaceably and quietly have, hold, occupy, and enjoy the Premises during the Term, except as provided in Section 30 concerning subordination to mortgage lenders.
     28. ADDITIONAL DEVELOPMENT OF PROPERTY — RIGHTS OF LANDLORD. Landlord does reserve, during the Term, the right to go upon and deal with the Premises or part thereof for the purpose of implementing a common development plan for the project of which the Premises are a part, and to install non-exclusive sidewalks, paths, roadways and other street improvements for use by vehicles, pedestrians, and for parking; to undertake such drainage programs to handle underground and surface drainage water and to make any other changes and/or improvements as Landlord shall deem advisable in the exercise of its sole discretion; provided, however, any such action by Landlord shall not unreasonably interfere with the rights of Tenant hereunder.
     29. GOVERNMENTAL ACQUISITION OF THE PREMISES. The parties agree that Landlord shall have sole and exclusive authority to negotiate and settle all matters pertaining to the acquisition of all or part of the Premises by a governmental agency by eminent domain or threat thereof (condemnation), and to convey all or any part of the Premises under threat of condemnation, and the Lease shall terminate as to any area so conveyed. It is agreed that any compensation for land and/or buildings to be taken whether resulting from negotiation and agreement or condemnation proceedings, shall be the exclusive property of Landlord, and that there shall be no sharing whatsoever between Landlord and Tenant of any such sum.

Such taking of property shall not be considered as a breach of this Lease by Landlord, nor give rise to any claims in Tenant for damages or compensation from Landlord. Tenant may separately claim and recover from the condemning authority the value of any personal property owned by Tenant which is taken, and any relocation expenses owed to Tenant by the condemning authority, provided that any such recovery shall not reduce Landlord’s recovery. If any portion of the Premises is taken, then Landlord, at its election, may replace the square footage taken with adjacent space in the Building, or may provide land and building area essentially the same as the Premises in a reasonably adjacent location, within 10 days after the conveyance or taking, under the same terms and conditions as contained in this Lease, and this Lease shall be in full force and effect as to the new Premises. If Landlord does not so provide reasonable space, then Tenant shall have two options. First, Tenant may terminate the Lease by written notice delivered to Landlord within 60 days after the conveyance or taking. Second, Tenant may retain the remaining portion of the Premises, under all the terms and conditions hereof, but the Base Rent shall be reduced in proportion to the number of square feet of building floor space taken compared to the number of square feet of building floor space in the Premises prior to the taking.
     30. SUBORDINATION OF THE LEASEHOLD TO MORTGAGES. This Lease shall be subject and subordinate in priority at all times to the lien of any existing and/or hereafter executed mortgages and trust deeds encumbering the Premises. Although no instrument or act on the part of Tenant shall be necessary to effectuate such subordination, Tenant will execute and deliver such further instruments subordinating this Lease to the lien of any such mortgages or trust deeds as may be desired by the mortgagee or holder of such trust deeds. Tenant hereby appoints Landlord as his attorney in fact, irrevocably, to execute and deliver any such instrument for Tenant. Tenant further agrees at any time and from time to time upon not less than ten (10) days prior written request by Landlord, to execute, acknowledge, and deliver to Landlord an estoppel affidavit in form acceptable to Landlord and the holder of any existing or contemplated mortgage or deed of trust encumbering the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (1) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (2) that there are no uncured defaults in Landlord’s performance; and (3) that not more than one (1) month’s Rent has been paid in advance. Further, upon request, Tenant shall supply to Landlord a corporate resolution certifying that the party signing this statement on behalf of Tenant is properly authorized to do so, if Tenant is a corporation. Tenant agrees to provide Landlord within ten business days of Landlord’s request, Tenant’s most recently completed financial statements and such other financial information as reasonably requested by Landlord in order to verify Tenant’s financial condition to satisfy requirements of Landlord’s existing or contemplated lender or mortgagee.
     Landlord shall obtain a subordination, non-disturbance agreement from Landlord’s Mortgagee which agreement shall contain terms typically required in the industry, and will use reasonable efforts to secure such agreement within one hundred and twenty (120) days following execution of this Lease.
     Tenant agrees with lender and Landlord that if there is a foreclosure of any such mortgage or deed of trust and pursuant to such foreclosure, the Public Trustee or other appropriate officer executes and delivers a deed conveying the Premises to the lender or its designee, or in the event Landlord conveys the Premises to the lender or its designee in lieu of foreclosure, Tenant will attorn to such grantee of the Premises, rather than to Landlord, to perform all of Tenant’s obligations under the Lease, and Tenant shall have no right to terminate the Lease by reason of the foreclosure or deed given in lieu thereof. Landlord shall use reasonable efforts to obtain a subordination, non-disturbance agreement from future mortgagees of the Premises.
     31. RECORDING — CONFIDENTIALITY. This Lease shall not be recorded. All communications and information obtained by either party during the negotiations of this Lease, the actual terms and conditions of the Lease, including without limitation all information obtained by Landlord while in the Premises (but specifically excluding information relating to the physical premises owned by Landlord which relates to the operation of the Building and the normal performance of Landlord and Landlord’s agents of the management, maintenance, repair and renovation duties with respect to the Building) shall be deemed confidential and proprietary (collectively the “Protected Information”). Without the prior written consent of an authorized representative of either party, Landlord and Tenant or its agents, shall not divulge to any third party any Protected Information, except as required by law, including disclosure required by the Securities and Exchange Commission, or valid order of a court or tribunal. Prior to disclosure of any Protected Information, whether as required by law or court order or other wise, either party shall inform the other party, in writing, the nature and reasons for such disclosure.
     32. NO WAIVER OF BREACH; ACCEPTANCE OF PARTIAL PAYMENTS OF RENT. No assent, or waiver expressed or implied, or failure to enforce, as to any breach of any one or more of the covenants or agreements herein shall be deemed or taken to be a waiver of any succeeding or additional breach.
     Payment by Tenant or receipt by Landlord of an amount less than the Rent or other payment provided for herein shall not be deemed to be other than a payment on account of the earliest Rent then due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or other payment without prejudice to Landlord’s right to recover the balance of all Rent then due, and/or to pursue any or all other remedies provided for in this Lease, in law, and/or in equity including, but not limited to, eviction of Tenant. Specifically, but not as a limitation, acceptance of a partial payment of Rent shall not be a wavier of any default by Tenant.

     33. CONTROLLING LAW; AND PARTIAL INVALIDITY; MODIFICATIONS OR EXTENSIONS. No modification of this Lease shall be binding unless endorsed hereon or otherwise written and signed by the respective parties. The Lease, and all terms hereunder shall be governed by the laws of the State of Colorado, exclusive of its conflicts of laws rules. Should any term or provision of this Lease be invalid or unenforceable, the remainder of this Lease shall be not be affected thereby each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. No modification of this Lease shall be binding unless endorsed hereon or otherwise written and signed by the respective parties.
     34. INUREMENTS. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and Tenant and their respective successors. This Lease shall be signed by the parties in duplicate, each of which shall be a complete and effective original lease.
     35. TIME. Time is of the essence in this Lease in each and all of its provisions in which performance is a factor.
     36. ADDRESSES; EMPLOYER IDENTIFICATION NUMBERS; METHOD OF GIVING NOTICE. All Rent and other monetary obligations due under the Lease shall be mailed to the Rent Payment Address set forth in Section 1.14 of this Lease. All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when delivered personally to any officer, partner, or member of Landlord (depending upon the nature of Landlord), or three (3) days after deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Landlord’s Notice Address set forth in Section 1.13 of this Lease, or the next business day when deposited with a nationally-recognized overnight courier service with verification of delivery, addressed to Landlord’s Notice Address set forth in Section 1.13 of this Lease. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served when delivered personally to any officer, employee, partner, or member of Tenant (depending upon the nature of Tenant), individually if a sole proprietorship, or manager of Tenant whose office is in the Building, or three (3) days after deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Tenant’s Notice Address set forth in Section 1.16, or the next business day when deposited with a nationally-recognized overnight courier service with verification of delivery, addressed to Tenant’s Notice Address set forth in Section 1.16.
     Any written notice required hereby may also be delivered by facsimile and facsimile signatures shall be binding as original signatures so long as the originally signed notice is received by a nationally-recognized overnight courier service the next day. The foregoing does not prohibit notice from being given as provided in the rules of civil procedure, as amended from time to time, for the state in which the Building is located.
     Either party may change its notice address, street or mailing address, or fax number, for purposes hereof, by written notice delivered to the other.
     37. DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS. Tenant, by execution of this Lease Agreement and occupancy of the Premises, agrees to comply with the Master Declaration of Covenants, Conditions and Restrictions applicable to the Premises (the “Declarations”).
     38. ADDITIONAL PROVISIONS.
          38. 1 Brokers. Tenant represents it has not employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except those listed in Sections 1.18 and 1.19 (collectively, the “Brokers”). Landlord shall pay the commissions due to the Brokers pursuant to separate written agreements with the Brokers. Tenant shall indemnify and hold Landlord harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any broker or person claiming through Tenant and arising out of or in connection with the negotiation, execution and delivery of this Lease, other than to the Brokers. Additionally, Tenant acknowledges and agrees that Landlord shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may in the future deal with respect to leasing of any additional or expansion space in the Building or renewals or extensions of this Lease, other than to Brokers identified in Sections 1.18 and 1.19. In the event any claim shall be made against Landlord by any broker, other than the Brokers, who shall claim to have negotiated this Lease on behalf of Tenant or to have introduced Tenant to the Building or to Landlord, Tenant shall be liable for payment of all attorneys’ fees, costs and expenses incurred by Landlord in defending against the same, and in the event such broker shall be successful in any such action, Tenant shall, in addition, make payment to such broker. Tenant acknowledges that Landlord is not liable for any representations by the Brokers regarding the Premises, Building, or this Lease.
          38.2 Parking. Landlord will make available the number of parking spaces for Tenant’s use as set forth in Section 1.20. All parking spaces shall be in and out, non-assigned parking spaces in the surface parking area designated by Landlord for use by tenants of the Building. The parking lot shall be lighted from dusk to dawn. Notwithstanding the above, the right granted to Tenant to use such spaces is non-exclusive and a license only and Landlord’s inability to make such spaces available at any time for reasons beyond Landlord’s reasonable control is not a material breach by Landlord of its obligations hereunder. Tenant has no rights to use any parking areas except as designated by Landlord for the Building. Tenant’s failure to timely pay a parking bill, if any, shall constitute an event of default hereunder. All vehicles parked in the parking area and the personal property therein shall be at the sole risk of Tenant, Tenant’s agents and the users of such spaces and Landlord shall have no liability for loss or damage thereto for whatever cause.

          38.3. Substitute Premises. Landlord shall not have the right to relocate the Premises.
          38.4 Transfer by Landlord. The term “Landlord” means so far as obligations of Landlord are concerned, only the owner of the Building at the time in question and, if any transfer of the title occurs, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all liability as respects performance of any obligations of Landlord thereafter to be performed. The transferee shall assume the obligations of Landlord hereunder from and after the date of such transfer. Any funds in Landlord’s possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.
          38.5 No Merger. The termination or mutual cancellation of this Lease will not work a merger, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.
          38.6 Common Area Use. Landlord may use any of the common areas for the purposes of completing or making repairs or alterations to any portion of the Building or land.
          38.7 Construction. The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words “include,” “including,” “such as,” “for example,” or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.
          38.8 Section And Paragraph Headings; Grammar. All section or paragraph headings are made for the purposes of ease of location of terms and shall not affect or vary the terms hereof. Throughout this Lease, wherever the words, “Landlord” and “Tenant” are used they shall include and imply to the singular, plural, persons both male and female, and all sorts of entities and in reading said Lease, the necessary grammatical changes required to make the provisions hereof mean and apply as aforesaid shall be made in the same manner as though originally included in said Lease.
          38.9 Severability. If there is more than one party which is the Tenant, the obligations imposed upon Tenant are joint and several.
          38.10 Acceptance of Keys, Rent or Surrender. No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Premises.
          38.11 Name and Size. Landlord may, as it relates to the Building and the surrounding project of which the Building is a part, change the name, increase the size by adding additional real property, construct other buildings or improvements, change the location and/or character, or make alterations or additions. If the size of the Building is increased, Landlord and Tenant shall execute an amendment which incorporates any necessary modifications to Tenant’s Share. Tenant may not use the name of the Building or the project of which the Building is a part for any purpose other than as part of its business address.
          38.12 Diminution of View. Tenant agrees that no diminution of light, air, or view from the Building entitles Tenant to any reduction of Rent under this Lease, results in any liability of Landlord, or in any way affects Tenant’s obligations.
          38.13 Lender’s Requirements. Tenant will make such modifications to this Lease as may hereafter be required to conform to any lender’s requirements, so long as such modifications do not increase Tenant’s obligations or materially alter its rights.
          38.14 Effectiveness. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.
          38.15 Survival. This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.
          38.16 Authority for Action. Unless otherwise provided, Landlord may act through Landlord’s Building manager or other designated representatives from time to time.
          38.17. Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Lease and annexed to another counterpart of the Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.

          38.18 Option to Expand. The Premises consist of approximately 44,331 rentable square feet of floor area. The entire Building consists of approximately 58,064 rentable square feet. Subject to the conditions set forth herein, Landlord shall provide Tenant an option to expand the Premises to include contiguous space (the “Expansion Space”) up to and including the entire Building (the “Expansion Option”). The Expansion Option shall only be exercisable by notice delivered by Tenant to Landlord during the first eighteen (18) months of the Initial Term. The following terms and conditions shall apply to the Expansion Option:
          A. Tenant shall give notice to Landlord of its election to exercise the Expansion Option (“Tenant’s Expansion Notice”), identifying the square footage it desires for Expansion Space, at any time prior to the end of the 18th month of the Initial Term. The parties shall work together to determine the configuration, exact square footage and location of the Expansion Space in order to assure that the remaining vacant space is in a configuration that is leasable to third parties in Landlord’s sole but reasonable determination and that the Expansion Space is useful to Tenant in Tenant’s sole but reasonable determination.
          B. Tenant’s right to give a Tenant’s Expansion Notice under this Expansion Option shall expire on the last day of the 18th month of the Initial Term and thereafter Tenant shall have no rights under this Expansion Option; provided, however, Tenant shall retain its Right of Refusal to the Expansion Space as hereafter set forth.
          C. If Tenant timely exercises the Expansion Option, the respective Expansion Space shall be deemed added to the Premises, Landlord shall deliver the Expansion Space to Tenant, in the condition as required by Section 8.1 and Section 18, above, within ten (10) days after the date of Tenant’s notice of exercise, subject to delays beyond Landlord’s reasonable control, and Tenant shall cooperate to meet such anticipated occupancy date. The Expansion Space shall be leased for a term coterminous with the Term and upon the terms and conditions of this Lease, except (i) Tenant’s obligations for the Expansion Space shall commence upon Landlord’s delivery of the Expansion Space, at the same per square foot rental rate then in effect for the Premises, subject to all subsequent per square foot rental rate escalation increases under the Lease on the same dates as for the Premises under the Lease; and (iii) the “Expansion Space TI Allowance” applicable to the Expansion Space shall be prorated by $15.00 per square foot of the Expansion Space over the then remaining Initial Term; (iv) the free rent period applicable to the Expansion Space shall be prorated by the amount of Rent abated during the Abated Rent Period over the then remaining Initial Term; provided, however, in no event shall Tenant be allowed to use any funds from the Expansion Space TI Allowance to pay for moving expenses into the Expansion Space nor shall Tenant have a right to payment of or the right to amortize any excess costs of tenant improvements for the Expansion Space. All tenant improvements shall be subject to Landlord’s prior approval as set forth in the Lease. The parties shall execute an amendment to the Lease evidencing the addition of the Expansion Space. Upon the date the Expansion Space is delivered to Tenant, Tenant’s Share shall be adjusted based on the new square feet of rentable floor area of the Premises, as expanded.
          D. Unless expressly waived by Landlord, Tenant’s right to exercise the Expansion Option is conditioned on: (i) Tenant not being in default at the time of exercise or as of date the Expansion Space is added to the Lease; (ii) Tenant not having subleased or vacated more than 50% of the Premises or assigned its interest under the Lease (except to a Permitted Transferee) as of date the Expansion Space is added to the Lease; and (iii) Tenant’s having the financial ability to perform its obligations for the Expansion Space and the then-existing Premises, as reasonably determined by Landlord. Tenant’s rights pursuant to this paragraph are personal and upon an assignment of the Lease (except to a Permitted Transferee), this Expansion Option is null and void.
          38.19 Right of Refusal. Notwithstanding anything in this Lease to the contrary, at any time during the Term (and beyond the first eighteen months of the Initial Term) Landlord, subject to the conditions set forth herein, grants Tenant a right of refusal (the “Right of Refusal”) to lease the Expansion Space described above on the following basis:
          A. Tenant has 5 days after being notified by Landlord (“Landlord’s Notice”) of Landlord’s desire to lease all or a portion, as identified in Landlord’s Notice, of the Right of Refusal Space (“Offer Space”) within which to notify Landlord of its election to exercise its Right of Refusal as to such space. The Offer Space will be the same square footage and configuration at the time such space is offered to Tenant as Landlord intends to offer to any third party. Tenant must take all of Offer Space and may not elect to lease only a portion thereof.
          B. If Tenant does not timely notify Landlord, it will be conclusively presumed that Tenant has waived its Right of Refusal, Landlord shall be free to lease the Offer Space to anyone whom it desires and Tenant will have no further rights to the Offer Space.
          C. Right of Refusal Space will be offered to Tenant for a term coterminous with the Term and upon the provisions and at the rental rate Landlord offers to lease the Offer Space to third parties for a lease term comparable to the remaining Term, but in no event shall the rental rate be less than the rental rate that Tenant is paying for the Premises. Such provisions will include, among other things, escalations and pass-throughs. Upon exercise of the Right of Refusal, the Offer Space will be deemed added to the Premises and Tenant will accept such space in the condition as required by Section 8.1 and 18, above, without any remodeling or fix-up work performed by Landlord, except as may be provided in Landlord’s Notice. After exercise of the Right of Refusal, the parties will execute an amendment to the Lease evidencing the addition of such space.

Upon the date the Right of Refusal Space is delivered to Tenant, Tenant’s Share shall be adjusted based on the new square feet of rentable floor area of the Premises, as expanded.
          D. Tenant’s right to exercise the Right of Refusal is conditioned on: (i) no event of default by Tenant existing at the time it exercises the Right of Refusal or on the date that Tenant’s occupancy of the Offer Space is scheduled to commence; (ii) Tenant not having vacated or subleased more than 50% of the Premises or assigned its interest in the Lease, except to a Permitted Transferee, at the time it exercises the Right of Refusal or on the date that Tenant’s occupancy of the Offer Space is scheduled to commence; (iii) there being at least two years remaining in the Term; and (iv) Tenant having the financial ability to perform its obligations for the Right of Refusal Space and the then-existing Premises. This Right of Refusal is personal to Tenant and may not be assigned, except to a Permitted Transferee. Upon an assignment of the Lease, except to a Permitted Transferee, this Paragraph is null and void.
          E. If Landlord has entered into lease negotiations with a third party for space, Tenant will be obligated to take all space the third party would lease under such negotiations in order to exercise its Right of Refusal. The square footage, location and configuration of the Offer Space shall be in Landlord’s sole and absolute discretion. This Right of Refusal is effective as to space that is contiguous to the Premises only and Landlord has no obligation to offer space to Tenant that is not contiguous to the Premises.
          F. All notifications contemplated by this Paragraph, whether from Tenant to Landlord, or from Landlord to Tenant, must be in writing and given in the manner provided in this Lease.
          38.20 Construction Option. Landlord, subject to the conditions set forth herein, grants to Tenant during the 1st through 36th months of the Initial Term an option to require Landlord to construct (the “Construction Option”) an additional 30,000 square feet of expansion space contiguous to the Premises (the “Construction Premises”), on the following basis:
          A. Tenant shall give notice to Landlord of its interest in exercising the Construction Option (“Tenant’s Construction Notice”) at any time prior to the end of the 36th month of the Initial Term. To the extent that Tenant’s Construction Notice is timely given, the parties shall thereafter mutually agree upon a reasonable base building definition for the Construction Premises which shall incorporate building standard materials and shall otherwise be architecturally compatible with both the existing building architecture and finish (“Base Building Improvements”).
          B. After the parties’ agreement of the scope of the Base Building Improvements, Landlord shall diligently pursue cost estimates for the Base Building Improvements and Construction Premises. Upon Landlord’s receipt of such estimates, Landlord shall provide Tenant with (i) a reasonable estimate of anticipated costs expected to be incurred by Landlord in the construction of the Construction Premises (“Construction Costs Estimate”); and (ii) an estimate of the initial net rental rate to be effective at the commencement of the term of the Lease for the Construction Premises based on a 10% yield of all hard and soft costs incurred by Landlord (excluding land) to construct the Base Building Improvements in the Construction Premises (the “Initial Net Base Rent Estimate”). The Construction Costs Estimate shall include a tenant improvements allowance of up to $35.00 per rentable square foot of the Construction Premises for completion of improvements in the Premises beyond the Base Building Improvements (“Construction Premises Tenant Improvements”). Tenant shall have 10 business days following receipt of Landlord’s Construction Costs Estimate and the Initial Net Base Rent Estimate to give Landlord written notice of (i) its election to exercise the Construction Option or (ii) its decline to exercise the Construction Option. Tenant’s failure to give written response notice to Landlord within the 10 business day period shall be deemed that Tenant has declined to exercise the Construction Option. In the event of Tenant’s decline notice or deemed decline, the Construction Option shall be void and of no further force and effect.
          C. In the event that Tenant timely exercises the Construction Option in accordance with Section B above, Landlord and Tenant shall cooperate in finalizing the plans and specifications for the Construction Premises and Tenant and Landlord agree that the Lease shall be amended as follows:
               (1) The then-current Lease Term shall be extended to expire on the date that is the last day of the 120th month following the date Landlord delivers the Construction Premises to Tenant.
               (2) The net Base Rent rate initially in effect for the Construction Premises shall be equal to the 10% yield of all actual hard and soft costs incurred by Landlord (excluding land) to construct the Base Building Improvements and the Construction Premises Tenant Improvements as such amounts are finally determined and shall thereafter escalate 3% on each anniversary of the delivery date of the Construction Premises.
               (3) The net Base Rent rate for the initial Premises shall continue as set forth in this Lease until the first annual anniversary of the delivery date of the Construction Premises, at which time the 3% annual escalations shall thereafter occur on each anniversary of the delivery date of the Construction Premises so as to be simultaneous with the annual Base Rent escalations of the Construction Premises.

               (4) Upon the date the Construction Premises is delivered to Tenant, Tenant’s Share shall be adjusted based on the new square feet of rentable floor area of the Premises, as expanded, and square feet of rentable floor area of the Building, as expanded.
          D. Tenant’s right to exercise the Construction Option is conditioned on: (i) no Event of Default existing at the time it exercises the Construction Option; (ii) Tenant not having vacated or subleased any of the Premises or assigned its interest in the Lease, except to a Permitted Transferee; (iii) Tenant providing evidence to Landlord that Tenant’s financial liquidity and net worth are then equal to or greater than that as of the date of this Lease; (iv) Tenant providing additional security as reasonably required by Landlord at the time Tenant exercises the Construction Option; and (v) Tenant, as of the date of exercise of the Construction Option, being in full occupancy of any space in the Building that is made available to Tenant by Landlord under the same terms and conditions as those applicable to Expansion Space, as set forth herein. This Construction Option is personal to Tenant and may not be assigned, except to a Permitted Transferee. Upon an assignment of the Lease, except to a Permitted Transferee, this Construction Option is null and void.
          38.21 Termination Option. Tenant may elect to terminate this Lease (“Termination Option”) effective on the last day of the 41st full calendar month of the Initial Term, referred to herein as the “Early Termination Date”. To effectively exercise Tenant’s Termination Option, Tenant shall give Landlord written notice (“Tenant’s Notice”) at least six months prior to the Early Termination Date, and further provided that: (1) on or before the Early Termination Date, Tenant has paid Landlord all amounts due and owing under the Lease; and (2) Tenant pays to Landlord concurrently with Tenant’s Notice a termination fee equal to: (i) four months’ then current Base Rent, plus (ii) 4 months’ then estimated payments of Operating Expenses as determined by Landlord, plus (iii) the unamortized portion of Landlord’s Costs calculated by amortizing Landlord’s Costs on a straight-line basis over the Initial Term, plus interest thereon at the rate of 8% per annum. “Landlord’s Costs” means Landlord’s costs related to this Lease, including, but not limited to: costs of any improvements to the Premises paid by Landlord (all improvements allowances, the TI Allowance and other costs of improvements to the Premises paid by Landlord) and the Funded Excess TI Costs (except to the extent previously reimbursed by Tenant to Landlord), Rent abated during the Abated Rent Period, legal costs, and leasing commissions. Tenant’s right to exercise the Termination Option is conditioned on: (i) no Event of Default existing at the time of exercise of the Termination Option or on the Early Termination Date; (ii) Tenant not having exercised the Construction Option; and (iii) Tenant not having subleased or vacated more than 25% of the Premises or assigned its interest under the Lease as of the date of exercise of the Termination Option or on the Early Termination Date. Upon Tenant’s exercise of the Termination Option, Tenant will deliver possession of the Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease and all other terms and provisions will apply as if the Lease had expired according to its terms, including Tenant’s obligation for payment of Operating Expenses attributable to periods prior to the Early Termination Date at such time as such obligation is determined. Tenant’s right to terminate the Lease pursuant to this Termination Option is personal to Tenant and may not be assigned. In the event of an assignment of the Lease or a subletting or vacation of more than 25% of the Premises or upon Tenant’s exercise of the Expansion Option or Construction Option, this Termination Option is null and void.
          38.22 Option to Extend. Landlord grants Tenant an option (the “Option”) to extend the term of the Lease for two, successive, additional terms of 5 years each (the “Option Term(s)”). The Option applies to the entire Premises and is on the following conditions:
          A. Notice of Tenant’s interest in exercising the Option must be given to Landlord no earlier than 12 months and no later than 6 months prior to the Expiration Date (“Tenant’s Notice”). Not later than thirty (30) days after receiving Tenant’s Notice, Landlord will notify Tenant of the Base Rent applicable during the respective Option Term in accordance with subparagraph E below (“Landlord’s Notice”).
          B. Tenant has 15 days after receipt of Landlord’s Notice to exercise the Option by delivering notice of exercise to Landlord. If Tenant timely exercises the Option, the Term will be deemed extended on the terms of this Section and the parties will execute an amendment evidencing the extension.
          C. Unless Landlord is timely notified by Tenant in accordance with subparagraphs A and B above, it will be conclusively deemed that Tenant has not exercised the Option and the Lease will expire in accordance with its terms on the Expiration Date.
          D. Tenant’s rights under the Option are personal to Tenant and may not be assigned except to a Permitted Transferee. Tenant’s right to exercise the Option is conditioned on: (i) no Event of Default existing at the time of exercise or at the time of commencement of the respective Option Term; (ii) Tenant not having subleased or vacated more than 50% of the Premises or assigned its interest under the Lease, except to Permitted Transferee, as of the commencement of the respective Option Term; and (iii) Tenant having the financial ability to perform its obligations under the respective Option Term. Upon an assignment of the Lease except to a Permitted Transferee, the Option is null and void.
          E. The Option granted hereunder will be upon the terms of the Lease, except that the Base Rent during the Option Term will be the Fair Market Value for non-renewal tenants for space in the buildings of comparable age, type, size, quality and location. Such market index shall include equitable deduction and adjustments for customary leasing concessions, tenant allowances and other leasing inducements then paid by landlords in the area to third parties for new leases.
          F. After exercise, or failure to exercise the Option, Tenant shall have no further rights to extend the Term.
     39. Obligations of Indemnitee. Notwithstanding anything herein to the contrary, any indemnification, defense or hold harmless obligations of either party as set forth herein shall be subject to the following with respect to claims for which a party seeks indemnification (“Claim”): (i) the Indemnitee’s providing prompt written notice of the Claim; (ii) the Indemnitee’s allowing the Indemnitor to defend or settle the Claim, and; (iii) the Indemnitee’s providing all reasonable assistance to the Indemnitor in defending or settling the Claim.
     IN WITNESS WHEREOF, the Parties have executed this Lease as of the date first written above.

LANDLORD:	CIRCLE CAPITAL LONGMONT LLC

	By:	Circle Capital Property Management LLC, Authorized Agent

		By	/s/ Terry Fitzpatrick Terry Fitzpatrick, Manager

TENANT:	DOT HILL SYSTEMS CORP., a Delaware corporation

	By		/s/ Dana W. Kammersgard

	Title		President and CEO

EXHIBIT A-1
(Building)
LOT 1, LONGS PEAK INDUSTRIAL PARK-MINOR SUBDIVISION “D”, THE PLAT OF WHICH WAS RECORDED NOVEMBER 3, 1982, ON FILM 1227 AS RECEPTION NO. 518348 UNDER PLAN FILE NO. P-13, F-1, #36,
CITY OF LONGMONT,
COUNTY OF BOULDER,
STATE OF COLORADO.

EXHIBIT A-2
(Premises)

EXHIBIT B
(Tenant Improvements)
WORK LETTER
April 3, 2007
DOT HILL SYSTEMS CORP.

Re:	Tenant:	DOT HILL SYSTEMS CORP., a Delaware corporation

	Premises:	Approximately 44,331 rentable square feet of space (the “Premises”)

	Building:	1351 South Sunset
Gentlemen:
     Concurrently herewith, you (“Tenant”) and the undersigned (“Landlord”) have executed a Lease (the “Lease”) covering the Premises (the provisions of the Lease are hereby incorporated by reference as if fully set forth herein and initially capitalized words not defined have the same meaning set forth in the Lease). In consideration of the execution of the Lease, Landlord and Tenant mutually agree as follows:
1. Space Planning and Engineering
     1.1 Landlord has provided to Tenant the existing architectural and engineering drawings for the base building improvements for the Building (“Landlord’s Drawings”).
     1.2 Tenant shall retain Landlord’s Building architect, Don Hostetter, or, at its option, another architect reasonably approved by Landlord as Tenant’s architect (“Tenant’s Architect”). Tenant shall retain an engineer reasonably approved by Landlord as Tenant’s engineer (“Tenant’s Engineer”) to perform mechanical, electrical, plumbing, and life safety engineering; in addition, Tenant shall retain Landlord’s designated structural engineers to provide engineering design review pertaining to structural design issues. Tenant shall use reasonable efforts to provide to Landlord the Tenant-approved space plans for the Premises (collectively referred to herein as “Space Plans”) prepared by Tenant’s Architect by May 31, 2007. The Approved Space Plans shall contain information specified in Exhibit A and shall be sufficiently complete to permit Landlord to review such drawings for the purpose of determining conformity with the base building specifications for the Building and for the purposes described in Section 1.3 below.
     1.3 Landlord shall have 5 business days after receipt of the Space Plans to have its engineers (“Landlord’s Engineers”) review the Space Plans. Tenant’s Architect will advise Landlord and Landlord’s Engineers whether the Building HVAC System and/or the electrical service will have to be supplemented to allow installation of work shown on the Space Plans. If Landlord determines that the Space Plans (i) are inconsistent with the base building specifications for the Building, including the HVAC system or electrical system; (ii) do not contain all of the information specified in Exhibit A or are not sufficiently complete to permit Landlord to review them for the purposes set forth herein; or (iii) indicate space usages inconsistent with the Lease, Landlord will advise Tenant and Tenant will revise the Space Plans accordingly, resubmit them to Landlord, and the review procedure and time frames set forth above will be repeated. When approved by Landlord and Tenant, the Space Plans will be signed or initialed by Landlord and Tenant; such approved drawings will be deemed the “Approved Space Plans.” Landlord’s approval of the Space Plans creates no responsibility or liability on the part of Landlord for completeness, design sufficiency, or compliance with all Applicable Laws.
     1.4 Within sixty (60) days of the Approved Space Plans, Tenant shall use reasonable efforts to provide Landlord with architectural working drawings prepared by Tenant’s Architect (the “Architectural Working

Drawings”) and structural, plumbing, fire protection, mechanical, controls, electrical and life safety engineering drawings (collectively, the “Engineering Working Drawings”) prepared by Tenant’s Engineer, all of which shall be prepared substantially in the form provided in Exhibit A. If reinforcement of the floor is required, Tenant shall have the right, at its sole cost and expense, to reinforce the floor in any areas specified by Tenant’s Architect and as designed by Tenant’s Engineer, subject to the prior written approval of Landlord. The Architectural Working Drawings shall be coordinated by Tenant’s Architect with Landlord’s Drawings and the Approved Space Plans. The Architectural Working Drawings and the Engineering Working Drawings shall be approved by Tenant and shall be logical extensions of the Approved Space Plans for the Premises. Tenant and Tenant’s Architect shall be responsible for the consistency between the Architectural Working Drawings and the Engineering Working Drawings, conflicts with Base Building Work and field conditions (unless such field conditions materially vary from Landlord’s Drawings, as modified) and for the Architectural Working Drawings and the Engineering Working Drawings complying with building code provisions. Landlord shall notify Tenant’s Architect of changes in Landlord’s Drawings affecting the Tenant Improvements within 5 business days of an actual change in such drawings (not just a proposed change), so as to minimize interference with or delay to completion of Tenant’s Working Drawings. Landlord may identify items that Landlord may require Tenant to remove upon the expiration or earlier termination of the Lease in accordance with the Lease. If the review by Landlord or Landlord’s Engineers, if applicable, uncovers design errors, Landlord shall give notice thereof, including any review comments, within 10 business days after Landlord’s receipt of Tenant’s Architectural Working Drawings and the Engineering Working Drawings. If Landlord does not reply within such period, it shall be presumed that Landlord has no objection thereto, however, such approval shall not limit Landlord’s right to request changes in the future in the event design errors are discovered (which request shall be made as soon as practicable following such discovery) and Tenant shall not be obligated to make changes as to which notice is given beyond such 10 day period unless the safety of the Tenant Improvements is affected or that are required by Applicable Laws. If Landlord notifies Tenant of design errors pursuant to this Section (within the time period, as applicable), Tenant shall revise the Architectural Working Drawings and the Engineering Working Drawings accordingly, and resubmit them to Landlord only for review of those design issues noted by Landlord after Landlord’s initial review of the Working Drawings. Landlord shall provide written approval or comments within 3 business days of Tenant’s resubmission and the review procedure set forth above shall be repeated. Delay caused by such revisions shall be deemed Tenant Delay. Tenant shall simultaneously submit its Working Drawings to Landlord for review, to Tenant’s contractor for final pricing, and for building permit review. Revisions required by Landlord as a result of its approval shall be incorporated by Tenant into pricing and permitting submittals and any delays shall be deemed Tenant Delay. When approved (or deemed approved) by Landlord and Tenant, such Working Drawings shall be deemed the “Final Drawings.”
     1.5 Changes to the Final Drawings may be made only upon prior written approval of Landlord, which approval will not be unreasonably withheld. Landlord will respond to all written requests for changes within three (3) business days of Landlord’s receipt. If Landlord does not respond within such period, Landlord will be deemed to have consented to the requested changes. Landlord’s review of the Space Plans or Tenant’s Working Drawings do not imply approval by Landlord as to the Final Drawings’ compliance with Applicable Laws.
II. Tenant Improvements and Improvements Allowance
     2.1 Following Landlord’s approval of the Final Drawings, Tenant is responsible for the diligent completion of all Tenant Improvements substantially in accordance with the Final Drawings (the “Tenant Improvements”). Landlord will deliver possession of the Premises in the condition required by Sections 8.1 and 18 of the Lease to Tenant for the purpose of completing the Tenant Improvements within 5 business days after approval of the Final Drawings (the “Delivery Date”). Tenant’s use and occupancy of the Premises from the Delivery Date until the Commencement Date are subject to all of the terms and provisions of the Lease, except for Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses. At the time of submittal of Working Drawings to Landlord, Tenant shall submit to Landlord, for approval, a list of all contractors from whom Tenant intends to request bids, as well as the proposed Contractor Bid Package (including the form of Contract). Tenant shall submit bid responses and its recommendation to Landlord for approval prior to awarding the work. Tenant’s subcontractors with respect to all mechanical, electrical, fire protection and controls work in the Premises will be the subcontractors used by Landlord for such work in the Building or other subcontractors approved by Landlord.

     2.2 Tenant agrees to execute a contract for design and construction services to complete the Tenant Improvements (the “Contract”) with contractors and subcontractors reasonably satisfactory to Landlord (collectively, “Tenant’s Contractors”). Tenant and Tenant’s Contractors will be required to adhere to the construction requirements as mandated by law and city and county code and such other requirements as Landlord may reasonably impose with regard to the Building (collectively, “Requirements”). The Contract will incorporate the provisions of the Requirements. Landlord will review the Contract for compliance with the Requirements within 3 business days thereafter; if Landlord does not respond within such period, Landlord shall be deemed to have approved such Contract. Following approval, Tenant will promptly commence and proceed diligently to complete the Tenant Improvements. Tenant shall not be required to obtain performance or payment bonds unless such bonds are paid for by Landlord and not deducted from the TI allowance.
     2.3 Landlord has no obligation to Tenant’s Contractors except for the provision of those services which Landlord provides to other tenant finish contractors in the Building without preference or privileges, and Landlord agrees to provide such services. Tenant’s Contractors will be obligated to cooperate with contractors employed by Landlord who are completing work in the Building (“Landlord’s Contractors”) and such Contractors will each conduct its respective work in an orderly fashion and manner so as not to unreasonably interfere with the other.
     2.4 Tenant assumes full responsibility for Tenant’s Contractor’s performance of all work including compliance with applicable laws and city and county codes, and for all Tenant’s Contractors’ property, equipment, materials, tools or machinery placed or stored in the Premises during the completion thereof. All such work is to be performed in a good and workmanlike manner consistent with first class standards.
     2.5 Tenant will cause Tenant’s Contractors to: (i) conduct work so as not to unreasonably interfere with any other construction occurring in the Building or any other tenants of the Building; (ii) comply with the Requirements and all other rules and regulations relating to construction activities in the Building promulgated from time to time by Landlord for the Building; (iii) reach agreement with Landlord’s Contractors as to the terms and conditions for hoisting, systems interfacing, and use of temporary utilities; and (iv) deliver to Landlord such evidence of compliance with the provisions of this paragraph as Landlord may reasonably request.
     2.6 Landlord shall pay the cost of the Tenant Improvements completed in accordance with the Final Drawings up to a total maximum in the amount of the TI Allowance as defined in Section 1.8 and 4.2.1 of the Lease, which TI Allowance shall be used for payment of all labor, materials, and permits. In addition, Landlord shall be permitted to deduct from the TI Allowance an amount equal to $75.00 per hour for Landlord’s hourly fee to oversee the approval and completion of Tenant’s Improvements provided that such billed hours are of a reasonable amount given the scope of the Tenant’s Improvements. All costs of the Tenant Improvements in excess of the TI Allowance and those costs and expenses not allowable as expenditures from the TI Allowance shall be at Tenant’s expense as such amounts become due and payable. Unless otherwise agreed by Landlord and Tenant in writing and subject to delays beyond Tenant’s reasonable control, if any portion of the TI Allowance has not been requested by Tenant on or before March 31, 2008 such amount will be forfeited by Tenant to Landlord.
     2.7 Landlord may deduct any amounts due Landlord in accordance with Section 2.6 from the TI Allowance. As design, engineering, and construction work is completed and Tenant receives invoices therefor, Tenant will submit requests for payment to Landlord not more frequently than monthly, along with appropriate lien waivers (substantially in the form satisfactory to Landlord) and such other documentation as Landlord reasonably requires. On a monthly basis following receipt of such documentation (with such payment being made within 20 days if all required documentation is received by Landlord by the 5th of such month), Landlord will pay the amounts requested by delivery to Tenant of Landlord’s check(s) payable to Tenant or, at Tenant’s request, payable to Tenant’s Contractors. If the Tenant Improvements is completed in phases, the TI Allowance shall be disbursed on a per-square-foot basis, based on the square footage completed in the respective phase (ready for occupancy and use by Tenant). If the estimated costs of completing the Tenant Improvements exceed the TI Allowance, Landlord shall have the right to disburse the TI Allowance on a percentage basis, equal to that percentage of the invoiced work that equals the percentage that the TI Allowance constitutes of the total estimated costs of the Tenant Improvements.

     2.8 During completion of the Tenant Improvements and immediately thereafter, Landlord will reasonably cooperate in the balancing of the Building HVAC system serving the Premises at Tenant’s sole cost and expense. Tenant will pay all such expenses within 10 days after billing from Landlord.
     2.9 Tenant will indemnify, defend and hold harmless Landlord, Landlord’s Mortgagee, Building Manager, and Landlord’s Contractors from and against liability, costs or expenses, including attorney’s fees on account of damage to the person or property of any third party arising out of, or resulting from the performance of the Tenant Improvements, including, but not limited to, mechanics’ or other liens or claims (and all costs associated therewith). Tenant will also repair or cause to be repaired at its expense all damage caused to the Premises or the Building by Tenant’s Contractors or its subcontractors. Further, Landlord will have the right to post and maintain notices of non-liability at the Premises.
     2.10 Tenant agrees to submit to Landlord upon completion of all work a final set of as-built Final Drawings (inclusive of two reverse mylars, four blueprints and one CADD disk) incorporating changes upon completion of the Tenant Improvements.
     2.11 Notwithstanding any provision herein or in the Lease to the contrary, Tenant’s Rent obligations other obligations and the Abated Rent Period will not be delayed or extended by any delay in completion of the Tenant Improvements unless such delay is caused by “Landlord Delay.” The term “Landlord Delay” means any delay in the preparation, finalization or approval of the Approved Space Plans or Final Drawings or completion of the Tenant Improvements caused by Landlord’s failure to perform its obligations under this Work Letter within the time limits set forth herein. All delays other than Landlord Delay are deemed “Tenant Delay.”
     2.12 Tenant designates and authorizes Bud Thompson/ Oz Project Delivery Services to act for Tenant in this Work Letter. Tenant has the right by written notice to Landlord to change its designated representative.
     2.13 Landlord designates and authorizes Kory Cash to act for Landlord in this Work Letter. Landlord has the right by written notice to Tenant to change its designated representative.
     2.14 All notices required hereunder will be in writing in accordance with provision for notices in the Lease.
Very truly yours,
CIRCLE CAPITAL LONGMONT LLC
By: Circle Capital Property Management LLC, Authorized Agent

By: Title:	/s/ Terry Fitzpatrick Terry Fitzpatrick, Manager

“Landlord”
ACCEPTED AND APPROVED this 12 day of April, 2007.
DOT HILL SYSTEMS CORP., a Delaware Corporation

By: Title:	/s/ Hanif I. Jamal CFO

“Tenant”
LIST OF EXHIBITS

Exhibit A	Space Plans and Architectural and Engineering Drawings Requirements

Exhibit C
Commencement Date Acknowledgment and Agreement
     This Agreement is an acknowledgment of the Commencement Date as defined in the Lease and intended to be a part of that certain Lease Agreement for premises located at 1351 South Sunset, Longmont, Colorado, which was executed on the ___ day of___ , 20___ between CIRCLE CAPITAL LONGMONT LLC, a Delaware limited liability company, as Landlord and DOT HILL SYSTEMS CORP., a Delaware corporation, as Tenant.
     Landlord and Tenant hereby agree that:
The Premises are tenantable, Landlord has no further obligation for construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.
1.	Tenant took possession of the Premises on , 20___. Tenant hereby agrees to pay partial month’s Rent in the amount of $ (___ days at $___ per diem).

2.	The Commencement Date of the Lease is hereby agreed to be the 1st day of the month of , 20___.

3.	The Expiration Date of the Lease Agreement is hereby agreed to be the last day of month of , 20___.
     All other terms and conditions of the Lease Agreement are hereby ratified and acknowledged to be unchanged.
     Agreed and executed this                      day of                     20___.
LANDLORD:
CIRCLE CAPITAL LONGMONT LLC

By:	Circle Capital Property Management LLC,

Authorized Agent

By
Terry Fitzpatrick, Manager
TENANT:
DOT HILL SYSTEMS CORP., a Delaware corporation

By:
Its: